conversion, (i) Provider will be bound by American Express’ then-current Card Acceptance Agreement; and (ii) American Express will set pricing and other fees payable by Provider for Card acceptance.

46.  Employee Non-Solicit.  During the term of this Agreement and for a one year period following any termination of this Agreement, neither party will, either directly or indirectly, on its own behalf or on behalf of its affiliates or others, solicit, divert or hire away, or attempt to solicit, divert or hire away any person who is (or was, at any time during the term of the Agreement or such one year period following) an employee of the other party. Notwithstanding the foregoing, it is understood that this employee non-solicitation provision shall not prohibit: (i) solicitation of any person who contacts a soliciting party on his or her own initiative without any solicitation by or encouragement from the soliciting party; (ii) generalized solicitations by advertising and the like which are not directed to specific individuals or employees of the protected party; (iii) solicitations of persons whose employment was previously terminated by the protected party; or (iv) solicitations of persons who have terminated their employment with the protected party without any prior solicitation by the soliciting party.

IN WITNESS WHEREOF, Processor and Provider have caused this Agreement to be executed by their authorized officers as of the dates set forth below.
WORLDPAY, LLC
By:	/s/ Brian Kessans
Name:	Brian Kessans
Title:	Head of Contract Mgmt
Date:	10/16/2019 I 19:37 E.D.T.

NETPAY INTERNATIONAL, INC.
By:	/s/ Alon Elbaz, /s/ Limor Mamon
Name:	Alon Elbaz, Limor Mamon
Title:	CEO, CFO
Date:	7/05/2019

Payment Facilitator Merchant Agreement Page 11 of 23

PAYMENT FACILITATOR MERCHANT AGREEMENT

This Payment Facilitator Merchant Agreement is made among WORLDPAY, LLC, on behalf of itself and its affiliates ("Processor") having its principal office at 8500 Governors Hill Drive, Symmes Township, OH 45249-1384, the Member Bank, and NetPay International, Inc., d.b.a NetPay ("Provider") having its principal office at 880 3rd Avenue, 12th Floor, New York, NY, 10022. Member Bank, Processor and Provider hereby agree as follows:

I. Processor and/or Member Bank participate in programs affiliated with MasterCard, VISA, Discover, American Express and Other Networks which enable holders of Cards to purchase goods and services from selected merchants located in the United States by use of their Cards.

II. Provider wishes to enter into contracts with Sub-merchants for their United States locations, for the sale of goods and services by such Sub-merchants to Cardholders through the use of Cards.

III. Provider is a Payment Service Provider ("PSP") and/or a Payment Facilitator as defined in the Operating Regulations.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

Account shall mean an open checking account at Fifth Third Bank or its affiliate, or at another financial institution acceptable to Processor which Member Bank, Processor or their agents can access through the ACH system.

Account Change means a change in the Account or the financial institution where the Account is located.

ACH shall mean the Federal Reserve's Automated Clearing House ("ACH") system.

Agreement means this Payment Facilitator Merchant Agreement, Payment Facilitator Price Schedule A-1 and/or A2, and each exhibit, schedule, and addendum attached hereto or referencing this Agreement, as well as all documents and other materials incorporated herein by reference.

American Express shall mean American Express Travel Related Services Company, Inc.

Association means VISA, MasterCard, Discover, American Express, or any Other Network, as the same are defined herein.

Cardholder shall mean any person authorized to use a Card or the accounts established in connection with a Card.

Cards shall mean MasterCard, VISA, Discover, American Express and Other Network cards, account numbers assigned to a Cardholder or other methods of payment accepted by Processor, for which pricing is set forth in this Agreement.

Data Incident shall mean any alleged or actual compromise, unauthorized access, disclosure, theft, or unauthorized use of a Card or Cardholder information, regardless of cause, including without limitation, a breach of or intrusion into any system, or failure, malfunction, inadequacy, or error affecting any server, wherever located, or hardware or software of any system, through which Card information resides, passes through, and/or could have been compromised.

Discover shall mean Discover Financial Services, LLC.

Event of Default shall mean each event listed in Section 13.

Float Event shall mean a circumstance where Processor, for whatever reason, advances settlement or any amounts and/or delays the assessment of any fees.

Force Majeure Event shall mean, labor disputes, fire, weather or other casualty, power outages, and funding delays, however caused, governmental orders or regulations, or any other cause, whether similar or dissimilar to the foregoing, beyond a party's reasonable control.

Initial Term shall mean five (5) years from the 1st day of the calendar month following the later of the date Processor executes this Agreement or the first date that Provider and Sub-merchants are capable of receiving the Services from Processor.

Member Bank shall mean a member of VISA, MasterCard and/or Other Networks, as applicable, that provides sponsorship services in connection with this Agreement. As of the commencement of this Agreement, the Member Bank shall be Fifth Third Bank, an Ohio banking corporation.

Merchant Supplier shall mean a third party other than Processor used by Provider or a Sub-merchant in connection with the Services received hereunder, including but not limited to, Provider's software providers, equipment providers, and/or third party processors.

MasterCard shall mean MasterCard International, Inc.

Operating Regulations means the by-laws, operating regulations and/or all other rules, guidelines, policies and procedures of VISA, MasterCard, Discover, American Express and/or Other Networks, and all other applicable rules, regulations and requirements of Processor, Member Bank, providers, banks, institutions, organizations, associations, or networks which govern or affect any services provided under this Agreement, and all state and federal laws, rules and regulations which govern or otherwise affect the activities of Provider, including, but not limited to, those of the National Automated Clearing House Association ("NACHA") and the Federal Trade Commission ("FTC"), as any or all of the foregoing may be amended and in effect from time to time.

Other Network shall mean any network or card association other than VISA, MasterCard, Discover, or American Express that is identified in the Payment Facilitator Price Schedule A-1 and/or A2 or any subsequent amendment to this Agreement and in which Provider participates hereunder.

PCI shall mean the Payment Card Industry Data Security Standard.

Provider Merchant Agreement shall have the meaning set forth in Attachment A.

Rules Summary means the Bank Card Merchant Rules and Regulations, as amended from time to time, which are incorporated into this Agreement by reference

Service shall mean any and all services described in, and provided by Processor to Provider in support of Provider's role as a Payment Service Provider ("PSP") and/or Payment Facilitator, as defined in the Operating Regulations, pursuant to this Agreement.

Service Delivery Process means Processor's then standard methods of communication, service and support, including but not limited to communication via an online Provider portal, email communication, statement notices, other written communications, etc.

Sub-merchant shall mean any entity (including a government agency) that contracts with Provider as a PSP and/or Payment Facilitator, as permitted in the Operating Regulations, to obtain payment services.

Sub-merchant Agreement shall have the meaning set forth in Attachment A.

VISA shall mean VISA USA, Inc.

2. Rules Summary and Operating Regulations. Provider acknowledges receipt and review of the Rules Summary, which are incorporated into this Agreement by reference. Provider agrees to fully comply with, and to ensure that Sub-merchants comply with, all of the terms and obligations in the then current Rules Summary, as changed or updated by Processor from time to time, at Processor's sole reasonable discretion with notice in accordance with the Service Delivery Process. The Rules Summary is a summary of key Operating Regulations that govern this Agreement. In the event there is a change in the Rules Summary by Processor that is not related to or based on a corresponding Operating Regulation, such provision will not be binding on Provider. Provider agrees to comply with the Operating Regulations including the Operating Regulations applicable to the Visa PSP and MasterCard Payment Facilitator programs. Without limiting the foregoing, Provider agrees that it will fully comply, and to the extent practicable will assure all Sub-merchants comply, with any and all confidentiality and security requirements of the USA PATRIOT Act (or similar law, rule or regulation), VISA, MasterCard, Discover, and/or Other Networks, including but not limited to PCI, the VISA Cardholder Information Security Program, the MasterCard Site Data Protection

Program, the American Express Data Security Requirements (DSR) and any other program or requirement that may be published and/or mandated by the Associations. Should any Operating Regulation(s) not be publicly available or otherwise made available to the Provider such unavailability shall not alter or limit Provider's obligation to comply with the Operating Regulations. Notwithstanding Processor's assistance in understanding the Operating Regulations, Provider expressly acknowledges and agrees that it is assuming the risk of Provider's and the Sub-merchants' compliance with all provisions of the Operating Regulations, regardless of whether Provider and/or the Sub-merchants have possession of those provisions. Both MasterCard and VISA make excerpts of their respective Operating Regulations available on their internet sites. Provider acknowledges responsibility for any liability resulting from its or any Sub-merchant's decision not to participate in optional Association programs, including but not limited to any increased Data Incident liability resulting from the decision not to participate in an Association EMV program. In the event Provider and/or its Sub-merchant chooses to participate in an optional Association program, including but not limited to an EMV program, Provider acknowledges and agrees that it shall be responsible for (i) ensuring compliance with any applicable program requirements and/or Operating Regulations applicable to such program, including but not limited to making any updates to point of sale equipment and (ii) any cost associated with its participation in the applicable program, including any costs assessed to Provider by Processor. Costs assessed to Provider in accordance with this Section 2 shall be either (a) third party costs passed through to Provider without markup or (b) costs assessed by Processor to all other similarly situated payment facilitators.

3. **Application; Change in Business**. Provider represents that the anticipated annual volume estimates on Attachment A, all information supplied by Provider in connection with its application, and all information supplied by a Sub-merchant's application, or other request for services is complete and accurate. In accordance with Section 326 of the USA PATRIOT Act, Provider is required to review and record information from the documents used in identifying new merchant services customers, which include both Provider's and Sub-merchants' information. Provider agrees to provide Processor with 30 days prior written notice of Provider's intent to change its business form or entity in any manner (e.g., a change from a limited liability company to a corporation), and/or of Provider's intent to sell its stock or assets to another entity.

4. **Card Acceptance**. Provider must accept all Cards and complete all Card transactions, subject to the limitations of applicable law, the Operating Regulations, and Provider's anti-money laundering policy and risk assessment, and will ensure the Sub-merchants must accept all Cards and complete all Card transactions, in accordance with the Operating Regulations. In the event Processor or Member Bank for whatever reason is unable to obtain, or due to system delays chooses not to wait to obtain, authorization from an Association, Processor may at its option "stand-in" for such entities and authorize the sales transaction based on criteria established by Processor and Member Bank, and Provider remains responsible for such sales transaction in accordance with this Agreement. Provider has identified to Processor the products and/or services for which it and/or the Sub-merchants intend to accept Cards as payment. Provider agrees that it shall only complete and deliver to Processor sales transactions produced as the direct result of bona fide sales made by Provider or Sub-merchant to Cardholders for such identified products and/or services, unless otherwise agreed by Processor in writing and acknowledges that each Sub-merchant is expressly prohibited from presenting, and will ensure each Sub-merchant does not present, sales transactions for any purposes related to any illegal or prohibited activity, including but not limited to money-laundering or financing of terrorist activities.

5. **Transaction Processing**. Processor will initiate payment to Provider and/or Sub-merchants, as applicable, of the total face amount of each sales transaction acquired and accepted hereunder, subject to the terms and conditions of this Agreement, the Operating Regulations, and applicable law, after Processor receives payment for such sales transactions in accordance with the provisions of Attachment C. Unless Processor pays the Sub-merchants directly, Provider will initiate payment to the Sub-merchants of the total face amount of each sales transaction settled to Provider hereunder, subject to the terms and conditions of this Agreement, the Sub-merchants' agreements with Provider, the Operating Regulations and applicable law, after Provider receives payment from Processor for such sales transactions. Processor acknowledges that such settlements shall be made in accordance with Attachment C and shall be, net of amounts owing by Sub-merchant to Provider. Provider will provide Processor and/or its designee with activity reports and other information to support Provider's settlement to the Sub-merchant. Provider acknowledges and agrees that Processor will have no obligation to pay Provider for any Sub-merchants' sales transactions if Processor pays such Sub-merchants directly for such sales transactions. Unless otherwise agreed to in writing by Processor, Provider shall electronically deliver to Processor and in a format acceptable to Processor all credit vouchers and sales transaction records within two (2) business days after the applicable transaction date (or such shorter period as determined by the applicable Association), except (i) in the case of a delayed merchandise delivery, when the sales transaction record shall be delivered within two (2) business days of the merchandise delivery or (ii) as specified otherwise in the Operating Regulations. Provider agrees that it shall deliver sales transaction records to Processor at least every business day. The preparation and delivery to Processor by Provider of sales transactions shall constitute an endorsement to Processor by Provider of each sales transaction, and Provider authorizes Processor or its representative to place Provider's endorsement on any sales transaction at any time. Processor may refuse to acquire any sales transaction or claim the amount of which, in whole or in part, it could charge back to the Provider or a Sub-merchant pursuant to this Agreement, if it had acquired the sales transaction or claim. Provider acknowledges and agrees that Processor is not responsible for any action or inaction taken by the financial institution or other entity that issued the Card(s) to the Cardholders or the processor of such Card(s). Provider agrees that Processor may set off any amounts due to Processor from amounts owed to Provider or Sub-merchants, including but not limited to any amounts owed to Provider from Processor and/or any of its affiliate(s).

Processor acknowledges that Sub-merchant transactions processed hereunder for which Provider receives and makes payment to the Sub-merchant, Provider is acting in its capacity as a payment processor and agent of the Sub-merchant for receipt of payment pursuant to the applicable Provider Merchant Agreement and not as an agent of the Processor.

6. **Exception Items**. Provider agrees to reacquire and pay Processor the amount of any sales transaction, and Processor shall have the right at any time to charge Provider's Account therefore with notice via Processor's Service Delivery Process, for any return, chargeback, compliance case, any other Association action, or if the extension of credit for merchandise sold or services or sales transactions performed was in violation of law or the rules or regulations of any governmental agency, federal, state, local or otherwise; or if Processor has not received payment for any sales transaction, notwithstanding Processor's prior payment to Provider or Sub-merchants, as applicable, for such sales transaction. Not limiting the generality of the foregoing, Provider agrees that any operational and/or other Services performed on behalf of Provider or a Sub-merchant, including but not limited to, production of facsimile drafts in response to copy requests, response to compliance cases, augmentation of Provider data for interchange, transaction stand-in, digital draft storage and retrieval, etc. shall in no way affect Provider's obligations and liability in this Agreement including those in the foregoing sentence. Provider may instruct Processor in the defense of chargebacks, compliance cases and similar actions, and Provider agrees that it will promptly provide any such instructions to Processor. When Processor has determined it has all necessary information and instructions, Provider hereby authorizes Processor to resolve chargebacks and respond to retrieval requests and other inquiries without further consulting Provider.

7. **Merchant Suppliers**. Provider and/or the Sub-merchants may use one or more Merchant Suppliers in connection with the Services and/or the processing of some or all of its Card transactions. In no event shall Provider or a Sub-merchant use a Merchant Supplier unless such Merchant Supplier is compliant with PCI and/or the Payment Application Data Security Standard ("PA-DSS"), depending on the type of Merchant Supplier, as required by the Operating Regulations. Provider acknowledges and agrees that Provider shall cause its and any Sub-merchant's Merchant Supplier to complete any steps or certifications required by any Association (e.g., registrations, PA-DSS, PCI, audits, etc.). Provider shall cause its and any Sub-merchant's Merchant Supplier to cooperate with Processor in completing any such steps or certifications (if applicable), and in performing any necessary due diligence on such Merchant Supplier. Provider shall be solely responsible for any and all applicable fees, costs, expenses and

liabilities associated with such steps, registrations, and certifications. Provider shall bear all risk and responsibility for conducting Provider's own due diligence regarding the fitness of any Merchant Supplier(s) for a particular purpose and for determining the extent of such Merchant Supplier's compliance with the Operating Regulations, and applicable law. Provider expressly agrees that neither Processor nor Member Bank shall in any event be liable to Provider, any Sub-merchant or any third party for any actions or inactions of any Merchant Supplier used by Provider or a Sub-merchants, even if Processor or Member Bank introduced and/or recommended the use of such Merchant Supplier to Provider, or never objected to the use of such Merchant Supplier, and Provider hereby expressly assumes all such liability.

Processor shall notify Provider when there is a negative finding to the Member Alert To Control High-Risk merchants list of MasterCard ("MATCH List").

8. **Cardholder Information.** Provider shall not disclose, sell, purchase, provide, or exchange Cardholder name, address, account number or other information to any third party other than to Processor and Member Bank or an Association for the purpose of completing a sales transaction unless specifically permitted by the Operating Regulations. Provider represents and warrants that neither it, its Sub-merchants, nor Merchant Suppliers shall retain or store any portion of the magnetic-stripe data subsequent to the authorization of a sales transaction, nor any other data prohibited by the Operating Regulations and/or this Agreement.

The limitations on use of Cardholder information described in this Section shall not serve to limit uses thereof that are expressly granted by Sub-merchants or Cardholders to Provider under the Provider Merchant Agreement or otherwise, provided, however, that such uses are consistent with any laws, and regulations, and are not prohibited by the Operating Regulations.

Processor acknowledges responsibility for payment card data on its proprietary systems. Processor will (i) maintain its PCI-DSS certification and (ii) be validated as a PCI-DSS compliant service provider. In the event Processor is deemed not to be in compliance with PCI-DSS, Processor shall make commercially reasonable efforts to become compliant and maintain compliance thereafter. As of the execution of the Agreement, PCI-DSS information and standards can be found at the Payment Card Industry Security Council website at https://www.pcisecuritystandards.org/index.htm.

The foregoing limitations on use of Cardholder information shall not serve to limit uses thereof that are expressly granted by Sub-merchants or Cardholders to Provider under the Provider Merchant Agreement or otherwise provided, however, that such uses are consistent with any applicable laws, regulations, or Operating Regulations.

For the term of this Agreement, none of Processor or any of its affiliates shall: (i) knowingly and/or intentionally use information obtained in the course of performing hereunder to solicit any Sub-merchant to terminate its relationship with Provider or any of its affiliates whether under the Provider Merchant Agreement or otherwise; or (ii) otherwise knowingly and/or intentionally interfere in Provider's relationship with Sub-merchants other than as specifically required by the Associations, Member Bank or this Agreement. Following termination of this Agreement, for a period of two years, Processor shall not use information concerning former Sub-merchants under this Agreement to solicit them to terminate relationships with Provider or its subsequent processor or sponsor bank.

In the event a Sub-Merchant contacts Processor directly for customer service issues during the term of the Agreement, Processor shall use reasonable efforts to notify Provider of such communication so that Provider may handle as necessary.

9. **Term.** This Agreement is binding on Provider on the date executed by Provider. This Agreement will be binding on Processor on the earlier of the date Processor executes this Agreement or the date Processor accepts this Agreement by issuing Provider a merchant identification number, and shall continue for the Initial Term. Except as hereafter provided, unless either party gives written notice to the other party at least 90 days prior to the expiration of any term, the Agreement shall be automatically extended for additional periods equal to the Initial Term. All obligations of Provider incurred or existing under this Agreement as of the date of termination, shall survive such termination.

10. **Processor Fees.** Provider agrees to pay Processor all amounts owing under this Agreement including, but not limited to, applicable Association fees and those set out in Payment Facilitator Price Schedule A-1 or A-2 or other product Schedules. Processor may change or add fees and/or charges upon notice to Provider via Processor's Service Delivery Process, and such fees and/or charges shall be immediately payable by Provider when assessed by Processor. In the event Processor changes or adds its fees and/or charges pursuant to the immediately preceding sentence ("Fee Change"), Provider may, subject to the following provisions, terminate the Agreement upon 60 days advance written notice to Processor provided Processor receives such written notice from Provider of its intention to so terminate within 90 days of the date the Fee Change becomes effective. Upon Processor's receipt of Provider's written notice pursuant to the immediately preceding sentence, Processor and Provider shall have 30 days to come to a mutually agreeable resolution to the Fee Change, and, in the event a resolution is reached or Processor rescinds or waives the Fee Change, Provider shall not have the right to terminate this Agreement as a result of the Fee Change and this Agreement shall remain in full force and effect notwithstanding Provider's written notice to terminate. Provider acknowledges and agrees that this Section shall not be intended or construed to permit Provider to terminate the Agreement as a result of a change or increase in fees from third parties and/or in pass through fees as referenced in this Agreement or the Payment Facilitator Price Schedule A-1 and/or A-2. At Provider's request, Processor may, in its sole discretion, establish multiple Provider billing definitions on its system, and in such event Processor shall assess all applicable fees separately and independently with respect to each such billing definition. Minimum fee obligations of Provider, if any, shall not survive termination of this Agreement.

11. **Third Party Assessments.** Notwithstanding any other provision of this Agreement, Provider shall be responsible for all amounts imposed or assessed to Provider, Sub-merchants, Processor, and/or Member Bank in connection with this Agreement by Member Bank and/or third parties such as, but not limited to, Associations, and Merchant Suppliers (including telecommunication companies) to the extent that such amounts are not the direct result of the gross negligence, material breach hereof, or willful misconduct, in each case, of Processor. Such amounts include, but are not limited to, fees, fines, assessments, sponsorship fees, penalties, loss allocations, etc. Any changes or increases in such amounts shall automatically become effective upon notice to Provider via Processor's Service Delivery Process and shall be immediately payable by Provider when assessed by Processor. In the event of a Float Event, Processor reserves the right to assess to Provider, and Provider shall pay to Processor, a cost of funds associated with the Float Event (which Processor may at its option assess as a transaction surcharge), the amount of which shall be determined by Processor in its reasonable discretion, and which may be changed by Processor from time to time, and such cost of funds shall be effective as of the start of the Float Event and shall be immediately payable by Provider when assessed by Processor.

12. **Non-Exclusivity**. Processor and Member Bank reserve the right to enter into other agreements pertaining to the Services with others including without limitation other merchants and/or PSPs/Payment Facilitators.

This Agreement shall be non-exclusive for Provider and nothing in this Agreement shall prevent Provider from entering into agreements that are similar to this Agreement with third parties.

Processor acknowledges that certain affiliates of Provider own and operate payment processing platforms and services (each an "Affiliated Provider Supplier"). Provider reserves the right to use Affiliated Provider Suppliers in performing under this Agreement, which shall include the transfer of Merchant and other information to such Affiliated Provider Suppliers, provided that Provider shall remain responsible for all acts and omissions of Affiliated Provider Suppliers under this Agreement.

Beginning with the thirteenth (13th) calendar month after the date Provider submits its first live transaction to Processor, Provider agrees to process a minimum of $18,000.00 USD in processing fees per month excluding any Value-Added Services, interchange, pass-through fees and/or third-party fees ("Monthly Minimum") for the duration of the Agreement. The fees that will be used to calculate the Monthly Minimum

shall be those marked with a "♦" in the Processing Fees section of Schedule A. In the event that Provider fails to meet the Monthly Minimum in any month ("Failed Month"), then Processor may charge the actual processing fees incurred plus the difference between the Monthly Minimum and the actual processing fees incurred during such Failed Month.

13. **Default.** The following events shall be considered an "Event of Default":

(i) Provider becomes subject to any voluntary or involuntary (not discharged within sixty (60) days) bankruptcy, insolvency, reorganization or liquidation proceeding, a receiver is appointed for Provider, or Provider makes an assignment for the benefit of creditors, or admits its inability to pay its debts as they become due; or

(ii) Provider fails to pay or reimburse the fees, expenses or charges referenced herein when they become due and such failure persists for thirty (30) days following notice thereof to Provider; or

(iii) Provider materially violates the Operating Regulations or applicable law; or

(iv) Provider is subject to any adverse legal or regulatory actions by governmental, quazi-governmental or regulatory agency (e.g. Department of Justice, FinCEN or IRS); or

(v) Provider fails to remediate and resolve risks identified by Processor in accordance with Section 30; or

(vi) Processor reasonably believes that there has been a material deterioration in Provider's financial condition; or

(vii) any standby letter of credit, if and as may be required pursuant to Section 20, will be cancelled, will not be renewed, or is not in full force and effect; or

(viii) Provider is no longer registered as a PSP and/or Payment facilitator under the Operating Regulations, an Association prohibits Provider from providing the services under this Agreement, or an Association instructs Processor to cease allowing Provider to provide the services; or

(ix) Provider ceases to do business as a going concern, or there is a change in ownership of Provider which changes the identity of any person or entity having, directly or indirectly, more than 30% of either the legal or beneficial ownership of Provider not approved by Processor, which approval shall not be unreasonably withheld, except that it shall not be unreasonable for Processor to withhold consent to such change if it exceeds Processor's risk tolerance; or

(x) Provider is otherwise in default of any terms or conditions of this Agreement whether by reason of its own action or inaction or that of another, and fails to cure such default within thirty (30) days of Processor's notice of default.

Upon the occurrence of an Event of Default not caused by a Force Majeure Event, Processor or Member Bank may at any time thereafter terminate this Agreement by giving Provider written notice thereof. However, except in instances where immediate termination is required by any Association or if Member Bank and/or Processor reasonably believe that the Event of Default poses material risk to either of them or constitutes a violation of applicable law, Provider will have thirty (30) days following Processor's notice to cure an Event of Default under Section (vi), (vii) or (x) prior to termination under this section. Termination of this Agreement for any reason shall not relieve Provider from any liability or obligation to Processor or Member Bank. If, prior to the date on which the then current term of this Agreement is scheduled to expire, either this Agreement is terminated by Processor or Member Bank for an Event of Default that was not caused by a Force Majeure, or Provider for any reason discontinues receiving the Services from Processor (except as may be specifically permitted by this Agreement), Provider shall be liable to Processor for liquidated damages in an amount equal to the average monthly revenue (which does not include interchange and other Association fees) payable to Processor as a result of this Agreement for the three calendar months in which such revenue was the highest during the preceding twelve (12) calendar months, or such shorter period if this Agreement has not been in effect for twelve (12) months, multiplied by the number of months remaining during the then current term of this Agreement. Provider recognizes and agrees that the liquidated damages are fair and reasonable because it is not possible to establish the actual increase in volume and activity by Provider during the term of this Agreement. Provider shall also reimburse Processor for any damage, loss or third party expense incurred by Processor as a result of a breach by Provider, including any damages set forth in any addendum and/or schedule and/or exhibit hereto and including all past due, unpaid and/or future invoices for services rendered by Processor in connection with this Agreement. All such amounts shall be due and payable by Provider upon demand. Processor shall also have the option to require Provider to reacquire all outstanding sales transactions acquired by Processor hereunder. In addition to, and not in limitation of the foregoing, Processor may refuse to provide the Services in the event it has not been paid for the Services as provided herein.

14. **Processor Nonperformance:** In the event Provider, in good faith, reasonably believes that Processor has substantially failed to provide the Services, other than as a result of (i) a failure by Provider (or any Sub-merchant or Merchant Supplier, or other third party acting at the request of or on behalf of Provider) to perform any obligation under the Agreement or to provide accurate data to Processor upon which Processor is dependent to provide accurate and timely Services to Provider, or (ii) any Force Majeure Event, Provider agrees to notify Processor in writing within thirty (30) days of the date upon which Provider first knows, or reasonably should have known, that the failure occurred. Provider agrees that such notice shall be sent in accordance with the terms of this Agreement, and shall specifically describe the nature of such failure by Processor, specify the date Provider first became aware of such failure, and specifically reference this section.

Processor will attempt to resolve such failure within 30 days of Processor's actual receipt of such notice from Provider. Should Processor not resolve such failure within the cure period described in the foregoing sentence, Provider may terminate this Agreement upon 90 days prior written notice to Processor, provided Processor actually receives such notice of termination within sixty (60) days after the end of such cure period.

In the event that Processor or Member Bank settles funds to Sub-merchants that are, through no fault of Provider, in excess of those payable to the Sub-merchants, Processor shall be responsible for reversing such transactions and shall not debit any amount thereof from Provider. Provider represents and warrants that it has collected, and shall continue to collect, all necessary consents and other rights to permit Processor to perform any debit under this Section.

On termination by Provider of this Agreement for uncured default by Processor under this Section 14, or termination of this Agreement by Processor other than for an Event of Default by Provider, Provider shall be relieved of any liquidated damages, exclusivity or minimum volume or revenue requirements set out elsewhere herein. Nothing herein relieves Provider of any obligations that arose prior to such termination, or that expressly survive termination.

15. **Taxes.** Any sales, use, excise or other taxes (other than Processor's income taxes) payable in connection with or attributable to the Services provided to the Provider or Sub-merchants per this Agreement shall be paid by Provider. Processor may, but shall not have the obligation to, pay such taxes. In the event Processor pays such taxes, Provider shall immediately reimburse Processor or Processor may, at Processor's sole option, charge Provider's Account.

16. **Binding on Successors; Assignment**. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, transferees and assignees and any such disposition by Processor shall oblige such assignee to assume the rights and obligations under this Agreement. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by Provider, in whole or in part, without the prior written consent of Processor, which will not be unreasonably delayed or withheld. Provider will remain liable for any amounts owed under this Agreement after an unauthorized transfer or assignment by Provider, even if Processor continues to provide Services to such transferee or assignee. This Agreement is for the benefit of, and may be enforced only by, Processor, Member Bank and Provider and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

In the event that this Agreement is assigned by Provider to a third party, Processor agrees that such assignment shall include, without limitation, the right of such assignee to collect, store, use and disclose transaction and other Sub-merchant data to the same extent permitted by Provider under this Agreement.

Any assignment hereof other than as provided for herein shall be null and void.

17. **Notices.**

(a) All notices, requests, demands and other communications to be delivered by Provider hereunder unless specified otherwise herein shall be in writing and shall be delivered by nationally recognized overnight carrier, registered or certified mail, postage prepaid, to Processor or Member Bank at 8500 Governors Hill Drive, Mail Drop 1GH1Y1, Symmes Township, OH 45249-1384, Attention: General Counsel/Legal Department.

(b) All notices, requests, demands and other communications to be delivered by Processor or Member Bank hereunder unless specified otherwise herein shall be in writing and shall be delivered by email, facsimile, statement message, nationally recognized overnight carrier, or registered or certified mail, postage prepaid, to Provider at the Provider address provided above, Attention President/Owner;

or to such other address or to such other person as either party shall have last designated by written notice to the other party.

Notices, etc., so delivered shall be deemed given upon receipt.

18. **Unenforceable Provision**. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

19. **Payment.** Provider shall always maintain an open Account. Provider irrevocably authorizes Processor to debit and/or credit the Account to settle any and all fees and other amounts due Processor under this Agreement, and such authority shall remain in effect for a period of one (1) calendar year following the date of termination of this Agreement, regardless of whether Provider has notified Processor of an Account Change as defined below. Provider shall always maintain the Account with sufficient cleared funds to meet its obligations under this Agreement. In the event Provider desires an Account Change, Provider shall give Processor thirty (30) days prior written notice in accordance with the provisions of Section 17 of any such change, and Processor shall use reasonable commercial efforts to effect such Account Change; however, such Account Change shall not be effective until the date on which Processor actually makes such Account Change on Processor's system. In no event shall Processor have any liability for any amounts directed to an Account that has been designated by any purported representative of Provider or its Merchant Supplier at any time during the term of this Agreement, regardless of any Account Change. All amounts due Processor under this Agreement shall be paid without set-off or deduction, and shall be due from Provider as of the date Processor originates an ACH debit transaction record to Provider's Account. Any fees not collected from Provider by Processor when due shall bear interest at one (1) percentage point per month but in no event more than the highest rate permitted by law. The acceptance by Processor, Processor's affiliate or other financial institution of Provider's closing (or termination of) its Account shall not constitute a mutually agreed upon termination of this Agreement. Without limiting the generality of any other provision of this Agreement, Processor and Member Bank are hereby authorized by Provider, as determined by Processor, to charge amounts due under this Agreement i) against each day's sales transactions ii) against any reserves; or iii) by making an ACH debit to Provider's Account and/or to applicable Sub-merchant's account.

20. **Reserve; Letter of Credit.** As a specifically bargained for inducement for Processor to enter into this Agreement with Provider, Processor at its option reserves the right to (each a "**Provider Reserve**") i) establish from amounts payable to Provider hereunder, and/or cause Provider to pay to Processor, a reserve of funds satisfactory to Processor to cover actual or anticipated fees, liabilities, chargebacks, returns, any other applicable assessments and incurred or expected to be incurred by Processor or Member Bank related to the Services provided to or on behalf of Provider or a Sub-merchant and/or ii) require Provider to establish an irrevocable standby letter of credit, including additional and/or replacement letters of credit if required by Processor, with a beneficiary designated by Processor, and which are issued from a financial institution other than Member Bank or any of its affiliates, that is acceptable to Processor, in a format, with an expiration date, and in an amount acceptable to Processor in its sole discretion.

The parties shall review the processing activity under this Agreement and the amount of the Provider Reserve shall be adjusted to the extent that the processing activity and financial condition of the Provider warrant such adjustment as reasonably determined by Processor.

In the event Provider fails to establish, for any reason whatsoever, a Provider Reserve as required above, Processor shall have all of the rights and remedies available to Processor in this Agreement, including but not limited to exercising the rights and remedies of Processor in Section 13. In the event Processor exercises its right to establish a Provider Reserve pursuant to this Section, Provider may, subject to the following provisions, terminate the Agreement upon 30 days advance written notice to Processor provided Processor receives such written notice from Provider of its intention to so terminate within 90 days of the date on which Processor establishes the reserve or requires the letter of credit. Upon Processor's receipt of Provider's written notice pursuant to the immediately preceding sentence, Processor and Provider shall work to reach a mutually agreeable resolution to such reserve or letter of credit requirement. If such resolution is reached or if Processor, at its option, returns the reserve to Provider or waives the requirement for a letter of credit, Provider shall not have the right to terminate this Agreement pursuant to this Section and this Agreement shall remain in full force and effect notwithstanding Provider's written notice to terminate.

Provider shall not sell, assign, transfer or encumber all or any part of its interest in the Provider Reserve, if any, or any present or future rights under this Agreement, including but not limited to, Provider's right to receive any payments or funds without prior consent of Processor which consent shall not be unreasonably withheld provided that the assignee is in no worse financial, legal or regulatory condition than Provider. Neither Processor nor Member Bank shall be obligated to honor any such purported attempt to sell, assign, transfer or encumber such interest, rights, payments or funds unless both Processor and Member Bank consent in writing which consent shall not be unreasonably withheld. In the event Provider breaches this paragraph, then, in addition to any other rights and remedies Processor may have under this Agreement and otherwise, Processor shall have the right, at its option, to withhold any or all funds or payments which would otherwise be payable to Provider under this Agreement until it shall have received instructions concerning the disposition of such payments or funds, satisfactory in form and substance to Processor and signed by both Provider and any purported assignee. Provider shall indemnify Processor and hold it harmless from and against any and all claims, liabilities and damages which may be asserted against Processor by any purported assignee or any other person arising out of Provider's purported sale, assignment, transfer or encumbrance of all or any of Provider's present or future rights under this Agreement except where such assignee has been accepted by Processor and Member Bank in a signed writing whereupon Provider shall be released of its obligations in respect of Card transactions occurring following the assignment.

In the event Providers or Sub-merchant's sales transactions ("Daily Proceeds") after charge backs, refunds, reserve withholdings, fees, and settlement payments for any given fiscal day are less than zero ($0), an Overdraft Fee as detailed in the applicable Payment Facilitator Price Schedule may be charged to Providers or Sub-merchant's as applicable. Processor may fund overdrafts, liabilities and/or reserve deficits by initiating deductions from subsequent Daily Proceeds. If such collections are inadequate, Processor may, at its option, obtain the required sums by making an ACH debit from the Account or reserve account or by directing Member Bank to make an ACH debit from Account or reserve account. In addition, Processor may i) require that Providers or Sub-merchant as applicable make a wire transfer to the Account within one (1) banking business day of notice; ii) collect under any guaranty; iii) make set-offs against any obligations owed by Processor to Providers or Sub-merchant as applicable or any of its affiliates; and iv) take any other action authorized by law. Neither Processor nor Member Bank is obligated to process refunds or chargebacks that will cause an overdraft.

If, on the later of 180 days after the expiration or termination of this Agreement or the date on which Processor's liability for trailing activity ends, funds still remain in the Provider Reserve that are not otherwise used for setoff, Processor shall return such funds to Provider.

21. **Special Obligations; Payment Facilitator/ PSP Relationships**

Provider must comply with Processor's underwriting guidelines, which may be updated from time to time by Processor with notice to Provider via Processor's Service Delivery Process, the current version of which is attached hereto as Attachment B, at all times in reviewing, approving and monitoring Sub-merchants. Provider acknowledges and agrees that

Provider will not accept a Sub-merchant unless Provider has followed the underwriting guidelines.

Without limiting Provider's other obligations set forth in this Agreement and in the Operating Regulations, Processor and Provider acknowledge and agree Provider as PSP and/or a Payment Facilitator is subject to the following: (i) Provider is liable for all acts, omissions, cardholder disputes, and other cardholder customer service-related issues caused by the Sub-merchants, (ii) Provider must not deposit transactions on behalf of another PSP or Payment Facilitator, as specified in the portions of the Operating Regulations governing PSPs and Payment Facilitators, (iii) Processor reserves the right to require Provider to immediately terminate a Sub-merchant for fraudulent activity or other activities as specified in the Operating Regulations, or if the Sub-merchant is outside the credit policy approved by Processor, or if requested by an Association or governmental entity, (iv) Provider agrees it will only deposit transactions from Sub-merchants located in the United States, (v) Provider further agrees that it will not enter into an agreement with a potential Sub-merchant if a prior agreement with such potential Sub-merchant was terminated at the direction of the Associations and/or a government agency, if such potential Sub-merchant is engaged in any illicit or illegal activity, or if such potential Sub-merchant is outside Provider's Underwriting Guidelines, (vi) Processor may refuse to process transactions for any Sub-merchant in Processor's reasonable discretion, and (vii) Provider agrees that Provider, and not Processor, shall be responsible for resolving any issues, problems, or disputes with Sub-merchants.

Provider will comply with the obligations set forth on Attachment A.

Provider shall have the right to suspend performance under or terminate any Provider Merchant Agreement at any time pursuant to the terms thereof.

Except to the extent permitted by this Agreement (e.g., to create a reserve, etc.), so long as Processor is accepting Sub-merchant transactions hereunder, it shall not withhold Sub-merchant settlement funds solely because a dispute exists between Provider and Processor. Provider releases Processor from any liability in the event such payments of settlement funds to Sub-merchants later prove to be inaccurate (through no fault of Processor) following the resolution of such dispute.

Processor will use reasonable efforts to provide Provider with reasonably accurate data and reports by API and such other means as Processor may reasonably provide to similarly situated payment facilitators. Processor reports shall contain information concerning Sub-merchants and their processing that has not been provided to Processor by Provider, and which is necessary for Provider to comply with Operating Regulations and applicable law and is in Processor's possession.

Unless otherwise agreed between the parties, Processor will settle funds owing to Sub-merchants in accordance with instructions provided by Provider, and Provider shall be under no obligation to take possession or control of such funds.

22. **Indemnification**.

A. Subject to the other limitations, terms and conditions of this Agreement, Processor shall indemnify, defend, and hold harmless Provider, and its directors, officers, employees, affiliates and agents from and against all third party proceedings, claims, losses, damages, demands, liabilities and expenses whatsoever, including all reasonable legal and accounting fees and expenses and all reasonable collection costs, incurred by Provider, its directors, officers, employees, affiliates and agents to the extent resulting from or arising out of Processor's material breaches hereof, gross negligence, or willful misconduct.

B. Except to the extent caused by Processor's material breach hereof, gross negligence or willful misconduct, Provider shall indemnify, defend, and hold harmless Processor, and its directors, officers, employees, affiliates and agents from and against all proceedings, claims, losses, damages, demands, liabilities and expenses whatsoever, including all reasonable legal and accounting fees and expenses and all reasonable collection costs, incurred by Processor and/or Member Bank, its directors, officers, employees, affiliates and agents resulting from or arising out of the Services in this Agreement, Provider's processing activities, the business of Provider or its customers, any sales transaction acquired by Processor or Member Bank, any noncompliance with the Operating Regulations (or any rules or regulations promulgated by or in conjunction with the Associations) by Provider, Sub-merchants, or their agents (including any Merchant Supplier), any issue, problems, or disputes between Provider and any Sub-merchant, any Data Incident, any infiltration, hack, breach, or violation of the processing system of Provider, Sub-merchants, Merchant Supplier, or any other third party processor or system, or by reason of any breach or nonperformance of any provision of this Agreement, the Provider Merchant Agreement or the Sub-merchant Agreement on the part of the Provider, or its employees, agents, Merchant Suppliers, Sub-merchants or customers.

C. The indemnification of each party shall survive the termination of the Agreement. The indemnified party shall (i) provide prompt written notice of any claim to the indemnifying party; (ii) cooperate with all reasonable requests of the indemnifying party; and (iii) surrender exclusive control of the defense and settlement of any third party claim to the indemnifying party provided that the indemnifying party will obtain the indemnified party's written consent prior to agreeing to any settlement or agreement that requires the indemnified party to make any admission of fault or to pay any amounts in connection with such settlement or agreement that are not fully paid for by the indemnifying party. The indemnified party shall not unreasonably withhold or delay any consent required under this Section. The indemnified party may elect to participate in the action with an attorney of its own choice at its own expense.

23. **Review of Settlement Activity and Reports; Notice of Failure by Processor**.

Reports are provided online by Processor for each fiscal day's activity by 10:00 AM ET the next calendar day and include an accounting for each currency with supporting detail of transaction activity, Daily Proceeds, reserves and funds transfers for transaction settlement services. Reports will be available for download on the online reporting tool for period of fourteen (14) months from the date of issue. Reports shall be upgraded, enhanced and/or modified by Processor in its sole discretion.

Provider agrees that it shall review all reports, notices, and invoices prepared by Processor or its agent and made available to Provider including but not limited to reports, notices, and invoices provided via Processor's online reporting tool. Processor reserves the right to send some or all of the reports and/or invoices and/or notices of any pricing changes permitted under this Agreement via communication methods utilized as components of its Service Delivery Process which method Processor may change from time to time with notice via Processor's Service Delivery Process. Provider expressly agrees that Provider's failure to notify Processor that Provider or Sub-merchants, as applicable, have not received any settlement funds within five (5) business days from the date that settlement was due to occur, or fails to reject any report, notice, or invoice within sixty (60) business days from the date the report or invoice is made available to Provider, shall constitute Provider's acceptance of the same in so far as it is sufficiently accurate to enable Provider to detect errors in payment. In the event Provider believes that Processor has failed in any way to provide the Services, Provider agrees to provide Processor with written notice, specifically detailing any alleged failure, within sixty (60) days of the date on which Provider first knew or should have known of the alleged failure.

24. **Choice of Law; Jurisdiction; Venue**. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to conflicts of law provisions. The parties hereby consent and submit to service of process, personal jurisdiction, and venue in the state and federal courts in Cincinnati, Ohio or Hamilton County, Ohio, and select such courts as the exclusive forum with respect to any action or proceeding arising out of or in any way relating to this Agreement, and/or pertaining in any way to the relationship between Provider and Processor. PROVIDER AND PROCESSOR HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY MATTER UNDER, RELATED TO, OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED HEREBY.

25. **Limit of Liability; Force Majeure**.

A. EXCEPT FOR THOSE EXPRESS WARRANTIES MADE IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PROVIDER HEREBY ACKNOWLEDGES THAT THERE ARE RISKS ASSOCIATED WITH THE ACCEPTANCE OF CARDS AND PROVIDER HEREBY ASSUMES ALL SUCH RISKS EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN.

B. Without limiting the foregoing, neither party shall be liable for lost profits, lost business or any incidental, special, consequential or punitive damages (whether or not arising out of circumstances known or foreseeable by the other party) suffered by such party, Sub-merchants, their customers or any third party in connection with the Services provided hereunder. However, nothing in the foregoing sentence is in any way intended, and shall not be construed, to limit (i) Provider's obligation to pay any fees, assessments or penalties due under this Agreement, including but not limited to those imposed by telecommunications services providers, VISA, MasterCard and/or Other Networks; or (ii) any damages due from Provider related to an early termination of this Agreement other than for Processor default, and/or (iii) Provider's obligation to indemnify Processor pursuant to section 22 (but not for lost profits, lost business or any incidental, special, consequential or punitive damages). In no event shall Processor be liable for any damages or losses (i) that are wholly or partially caused by the Provider, Sub-merchants or their employees, agents, or Merchant Suppliers. Similarly, Provider shall not be liable for damages or losses solely caused by Processor or Member Bank or their respective agents or employees. In addition, in no event shall Processor be liable for any damages or losses that are wholly or partially caused by Provider, or its employees, agents that should have been reported to Processor pursuant to Section 23, (ii) that first occurred, whether or not discovered by Provider, more than one hundred twenty (120) days prior to Processor's receipt of written notice from Provider or (iii) that were caused due to errors in data provided by Provider to Processor.

C. Except (A) Processor's obligation to settle Sub-Merchant funds to Sub-Merchants; (B) breach by Processor of its non-solicitation obligations; or (C) to the extent caused by the gross negligence, fraud, or willful misconduct of Processor, Processor's liability related to or arising out of this Agreement shall in no event exceed an amount equal to the lesser of (i) actual monetary damages incurred by Provider or (ii) fees paid to and retained by Processor for the particular Services in question for the twelve (12) calendar months immediately preceding the date on which Processor received a written notice from Provider detailing Processor's material nonperformance under this Agreement. For avoidance of doubt, the cap on Processor's liability set forth in the immediately preceding sentence will not limit Processor's obligation to settle funds due to Provider and/or Sub-merchant under this Agreement.

D. No party shall be deemed to be in default under this Agreement or liable for any delay or loss in the performance, failure to perform, or interruption of any services to the extent resulting, from a Force Majeure Event. Upon such an occurrence, performance by the party shall be excused until the cause for the delay has been removed and the party has had a reasonable time to again provide its services. Nothing in the foregoing sentence shall operate to delay Merchant's obligations to pay Processor all amounts due under this Agreement or to comply with the Operating Regulations. No cause of action, regardless of form, shall be brought by either party more than two (2) years after the cause of action arose, other than one for the nonpayment of fees and amounts due under this Agreement. Any restriction on Processor's liability under this Agreement shall apply in the same manner to Member Bank. In the event Provider has any claim against Member Bank arising in connection with the Services, rights, and/or obligations defined this Agreement, Provider shall proceed against Processor (subject to the limitations and restrictions herein), and not against Member Bank, unless otherwise specifically set forth in the Operating Regulations.

26. **<u>Controlling Documents.</u>** This Agreement (including all addenda and schedules and exhibits hereto and all documents and materials referenced herein) supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof, and sets forth the complete and exclusive agreement between the parties with respect to the Services and, unless specifically provided for herein, other services are not included as part of this Agreement. If there is a conflict between the Payment Facilitator Merchant Agreement and an addendum or schedule or exhibit hereto, the addendum or schedule or exhibit shall control. If there is a conflict between the Rules Summary and this Agreement, the Rules Summary shall control. If there is a conflict between Operating Regulations and this Agreement, the Operating Regulations shall control. If there is a conflict between the Operating Regulations and the Rules Summary, the Operating Regulations shall control. Processor shall comply in all material respects with applicable law and the Operating Regulations applicable to its provision of the Services hereunder.

27. **<u>Processor's Right to Suspend or Cease Services.</u>** Processor may suspend or cease providing any Service in this Agreement, either with respect to any Sub-merchants and/or to Provider itself, if, (i) in Processor's reasonable opinion such Service violates or would violate the Operating Regulations, or any federal, state or local statute or ordinance or any regulation, order or directive of any governmental agency or court, (ii) Provider and/or any Sub-merchant is accused by any federal, state or local jurisdiction of a violation of any applicable statute or ordinance or any regulation, order or directive of any governmental agency or court, or if Processor reasonably believes, based upon the opinion of its legal counsel, that Provider is in violation of any of the foregoing, (iii) Provider does not comply with its obligations set forth in Attachment C, including but not limited to, its reporting obligations, (iv) in Processor's reasonable opinion, Provider's or Sub-merchant's activities may result in increased regulatory scrutiny or reputational harm, and/or (v) Provider and/or any Sub-merchant creates an undue financial, security, regulatory or other risk to Processor, Member Bank or the Associations. In each such instance, where permitted by the Associations and the Operating Regulations, Processor shall first provide Provider with notice of its intent to suspend or cease providing Service and thirty (30) days to cure prior to such cessation except that, Processor may immediately suspend providing Services to the extent continued performance would exceed Processor's risk tolerance. Processor may also suspend or cease providing any Service in this Agreement to Provider or a Sub-merchant if directed to do so by Member Bank. Any right to suspend or cease providing any Service to Provider shall also include a right to suspend or cease providing any Service to an individual Sub-merchant. Should Provider not process sales transactions through Processor's system for a period of one year or more, Processor may remove Provider from Processor's systems without notice, without relieving Provider from any of Provider's obligations under this Agreement.

28. **<u>Conversion; Deconversion.</u>** Provider shall take all necessary steps to, and shall, promptly integrate to Processor's system for the Services in this Agreement not later than 120 days after the execution of this Agreement by Processor.

Processor agrees that it shall not charge Provider for Processor's standard and customary internal testing and conversion preparation only, in connection with Provider's initial conversion to Processor's system at the commencement of this Agreement, and as determined by Processor in its sole reasonable discretion. The foregoing shall not be deemed to limit Provider's obligation to pay any third party fees and expenses incurred by Processor in connection with Provider's conversion, which shall remain the sole responsibility of Provider. Provider agrees to be responsible for all direct and indirect costs (including but not limited to those incurred by Processor, its affiliates and/or agents) in connection with and/or related to Provider's conversion from Processor at the termination of this Agreement and/or related to any conversion or programming effort affecting the Services after Provider's initial conversion to Processor.

Upon any termination or non-renewal of this Agreement, Processor agrees to provide to Provider, at Provider's expense, reasonable assistance to facilitate the orderly transition of services to Provider or its designee ("Termination Assistance"). As part of the Termination Assistance, Processor shall assist Provider to develop a mutually agreeable plan for the transition of all services then being performed by Processor under this Agreement, from Processor to Provider or its designee, on a reasonable schedule developed jointly by Processor and Provider. Such transition shall, to the extent applicable, include the assignment of all Sub-merchant Agreements to the designee of Provider.

Processor acknowledges that Provider owns the business relationship with each Sub-merchant.

29. **<u>Confidential Information.</u>**

(a) <u>Confidential Information Supplied by Processor</u>. Provider acknowledges that Processor will be providing Provider with certain confidential information, including but not limited to, this Agreement and information relating to the finances, systems, methods, techniques, programs, devices and operations of Processor, Member Bank, and/or the Associations. Provider shall not disclose any such confidential information to any person or entity (other than to those employees and Merchant Suppliers of Provider who participate directly in the performance of this Agreement and need access to such information).

Without limiting the foregoing, Provider agrees that it will fully comply with any and all confidentiality and security requirements of the USA PATRIOT Act (or similar law, rule or regulation), VISA, MasterCard, Discover, and/or Other Networks.

(b) Confidential Information Supplied by Provider. Processor acknowledges that Provider will be providing Processor with certain confidential information, including information relating to the methods, techniques, programs, devices and operations of Provider. Such confidential information does not include transaction information which has been de-identified or aggregated. Processor will not disclose confidential and proprietary information about Provider to any person or entity (other than to those employees and agents of Processor or Member Bank who participate directly in the performance of this Agreement and need access to such information and to Associations, its regulators and other governmental entities). Provider acknowledges receipt of the Worldpay, LLC privacy notice ("Privacy Notice"). Provider should direct any questions or requests for another copy of the Privacy Notice to a Processor customer service representative or Provider's primary relationship manager, if applicable. Notwithstanding anything to the contrary in the Privacy Notice or this Agreement, Processor may use, disclose, share and retain any information provided by Provider or a Sub-merchant and/or relevant to the Services, during the term and thereafter: (a) with any affiliate of Provider; (b) in response to subpoenas, warrants, court orders or other legal processes; (c) in response to requests from law enforcement agencies or government entities; (d) to comply with applicable laws or regulations; (e) with Processor's affiliates, partners and agents as necessary to supply the Services, (f) to perform analytic services for Provider, Processor and/or others including but not limited to analyzing, tracking and comparing transaction and other data to develop and provide insights for such parties as well as for developing, marketing, maintaining and/or improving Processor's products and services; and/or (g) to offer or provide the Services hereunder.

If either party believes it is required, or is actually required, by subpoena, court order, or other legal process, to disclose Confidential Information, such disclosure shall not be deemed a violation of this Agreement. In connection with such disclosure, party subject to the request agrees to use reasonable efforts to give the other reasonable advance notice (except where such prior notice is or would be prohibited by a government regulator or government agency) so that the party may contest the disclosure or seek a protective order.

(c) Miscellaneous. The parties acknowledge that the injury that would be sustained by the party disclosing information as a result of the violation of this Section 29 cannot be compensated solely by money damages, and therefore agrees that the disclosing party shall be entitled to seek injunctive relief and any other remedies as may be available at law or in equity in the event of a violation of the provisions contained in this Section 29. The restrictions contained in this Section 29 shall not apply to any information which becomes a matter of public knowledge, other than through a violation of this Agreement or other agreements between the parties.

(d) Publicity. Provider and Processor agree that they will work together to issue a mutually agreeable joint press release after the execution of this agreement and/or after the conversion of Provider to Processor's Services. In any event, Provider acknowledges and agrees that Processor may make public the execution of this Agreement by Provider and/or any of Provider's affiliates, and/or the Services that may be or have been provided under the Agreement. Provider agrees that Processor may include Provider's name and logo on a list of Processor's customers, which may be made public. Provider agrees that, upon Processor's request, Provider will provide testimonial information related to the Services received by Provider hereunder.

30. Financial Statements; Risk Mitigation; Insurance. If at any time Provider is not a publicly traded company, Provider shall provide Processor with an audited financial statement for Provider's most recent fiscal year end and/or quarterly financial statements prepared and certified by Provider's chief financial officer within 15 days of Processor's request therefore. Additionally, in the event either i) Processor's risk monitoring of Provider or Sub-merchants indicates a risk of loss or regulatory concern to Processor and/or Member Bank or ii) Processor is required to do so by Member Bank or an Association, Provider shall a) provide any documentation Processor requires to verify Provider's business operations, b) modify its business practices or c) take any risk mitigation steps necessary as identified by Processor.

Any and all information gathered under this provision shall remain the sole and exclusive confidential proprietary information of Provider which may not be used or disclosed except as expressly permitted by Provider or as required by the Operating Regulations or applicable law.

During the term of this Agreement (except as expressly provided otherwise), Provider shall maintain the types of insurance coverage identified below covering Provider activities and obligations (including and those of its affiliates, agents and subcontractors) under this Agreement:

(a) Commercial General Liability (CGL) Insurance with limits of not less than $1,000,000 per occurrence for bodily injury, personal injury and property damage;

(b) Crime Insurance, including third party crime coverage, with limits of not less than $5,000,000 per occurrence covering the loss of money, securities or other property of Processor, Member Bank and/or its customers resulting from forgery or the unlawful taking of such by any current or former employee of Provider or that of its affiliates, agents or subcontractors; with such insurance to be maintained for 2 years post the term of this Agreement; and,

(c) Errors & Omissions (E&0) Insurance with limits of not less than $10,000,000 per claim and in aggregate. Such coverage must include (i) Professional Liability Insurance covering actual or alleged acts, errors or omissions committed by the Provider, its employees, affiliates, agents and subcontractors; and (ii) Computer Security/Privacy Liability covering actual or alleged acts, errors or omissions committed by the Provider, its employees, affiliates, agents and subcontractors, including the unauthorized use/access of computer systems, defense of any regulatory action involving a breach of privacy, failure to protect confidential information (personal and commercial information) from disclosure, and breach expense coverage (e.g. forensic, notification, ID theft, credit monitoring, call center, and legal costs and expenses) , whether or not required by any statute, law or regulation.

Processor and Member Bank (and their parents and affiliates) will be named as additional insureds under CGL and E&O policies and loss payees under crime policies. Policies will be subject to the terms and conditions and exclusions that are usual and customary for such insurance types, will be primary over insurance of Processor and Member Bank, require waiver of subrogation against Processor and Member Bank by insurers, and will expressly provide coverage for claims by Processor and Member Bank. Coverage must include the following: blanket contractual liability, products and completed operations, independent contractors, severability of interest and waiver of subrogation against all parties' names as additional insureds. Policies will not limit claims by one insured versus another. Provider shall be responsible for all claims expenses and loss payments within the policy deductible or self-insurance retention. Certificates of Insurance evidencing such coverage shall be furnished to Processor prior to commencement of the Services, at policy renewal and/or otherwise upon request by Processor. Such certificates shall provide for not less than thirty 30 days written notice to Processor prior to policy cancellation, non-renewal, or material change. Processor, in its sole discretion, reserves the right to require additional and/or replacement coverage in the event of a material change in the financial and/or business operations of Provider.

31. No Waiver. If either party waives in writing an unsatisfied condition, representation, warranty, undertaking or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the other party in respect of the matter or matters so waived. Except as otherwise specifically provided for in this Agreement, the failure of any party to promptly enforce its rights herein shall not be construed to be a waiver of such rights unless agreed to in writing. Any rights and remedies specifically provided for in any addendum or schedule or exhibit are in addition to those rights and remedies set forth in this Agreement and/or available to Processor and Member Bank at law or in equity.

32. Compliance with Law.

Provider represents and warrants to Processor that it will comply with all applicable federal, state and local laws and regulations in connection with Provider's receipt of the Services and/or applicable to Provider's business operations. Processor will comply with federal, state and local laws and

regulations applicable directly to Processor in its provision of the Services.

33. **Security, Data Incidents**. Provider will be solely responsible for the security, quality, accuracy, and adequacy of all transactions and information supplied hereunder that it controls or that is controlled by its Sub-merchants or Merchant Suppliers, and will establish and maintain adequate audit controls to monitor the security, quality, maintenance, and delivery of such data. Without limiting the generality of the foregoing, Provider represents and warrants to Processor that it has implemented and will maintain secure systems for maintaining and processing information and for transmitting information to Processor. Neither Processor nor Member Bank shall have any liability whatsoever for the security or availability of any communications connection used in connection with the Services provided hereunder. Provider acknowledges that Processor is responsible only for the security of its own proprietary systems, and not for the systems of any third party, including without limitation any Merchant Supplier. Provider shall notify Processor immediately if Provider becomes aware of or suspects a Data Incident. Provider agrees to fully cooperate with Processor and any Association with respect to any investigation and/or additional requirements related to a suspected Data Incident.

34. **Audits.** At any reasonable time upon reasonable notice to Provider, Provider shall, up to once per year unless more frequently required by as Association, allow auditors, including the auditors of any Association or any third party designated by Processor or the applicable Association, to review the files held and the procedures followed by Provider at any or all of Provider's offices or places of business. Provider agrees that the cost of such audit shall be borne by Provider if the audit is conducted (i) at the request of an Association or Member Bank, or in order to comply with applicable law or regulation, and/or (ii) due to facts or circumstances that indicate to Processor that Provider may not be in compliance with the Operating Regulations, applicable law and/or this Agreement. If, however, in (ii) the audit reveals that the Processor's suspicion of non-compliance were substantially incorrect, then Processor shall bear the liability or the cost of the audit. Processor agrees that should it conduct an audit which is not required by the Operating Regulations or applicable law or is not requested by an Association, Member Bank or a regulatory agency, and such audit fails to identify a material breach of this Agreement, the Operating Regulations, or applicable law, such audit will be at Processor's sole expense; otherwise the audit shall be at Provider's expense. Provider will assist such auditors as may be necessary for them to complete their audit. In the event that a third-party audit is requested by an Association, Member Bank or regulatory agency, and/or required by the Operating Regulations or applicable law, Processor may, at its option, and at Provider's sole expense, either retain a third party to perform the audit, or require that Provider directly retain a specific third party auditor. If Processor requires that Provider directly retain the auditor, Provider shall arrange immediately for such audit to be performed, and will provide Processor and the Associations with a copy of any final audit report.

35. **System Requirements and Upgrades.** Provider agrees that the Services shall be provided in accordance with Processor's then current systems, standards and procedures and that Processor shall not be required to perform any special programming, to provide any special hardware or software or to implement any other system, program or procedure for Provider. Unless otherwise agreed in writing by Processor, all sales transaction, settlement and other data and information used in connection with the Services shall be provided in Processor's then current data formats and by means of Processor's then current telecommunications configurations and protocols. Processor may make changes in the Services based upon, but not limited to, technological developments, legislative or regulatory changes, or the introduction of new services by Processor. Provider shall comply with all time deadlines, equipment and software maintenance and upgrading requirements to the extent required by the Associations and/or Operating Regulations. Provider shall use commercially reasonable efforts to comply with all other time deadlines, equipment and software maintenance and upgrading requirements which Processor may reasonably impose on Provider from time to time.

36. **Title to the Services.** Provider agrees it is acquiring only a nontransferable, non-exclusive right to use the Services. Processor shall at all times retain exclusive title to the Services, including without limitation, any materials delivered to Provider hereunder and any invention, development, product, trade name, trademark, service mark, software program, or derivative thereof, developed in connection with providing the Services or during the term of this Agreement.

37. **Limited Acceptance.** If so indicated below, Provider acknowledges and agrees that it wishes to be a Limited Acceptance Provider, which means that Provider has elected to accept only certain VISA/MasterCard card types as indicated below, or via later notification. Provider further acknowledges and agrees that Processor has no obligation other than those expressly provided under the Operating Regulations and applicable law as they may relate to limited acceptance and that Processor's obligations do not include policing card types at the point of sale. As a Limited Acceptance Provider, Provider will be solely responsible for the implementation of its decision for Limited Acceptance. Provider will be solely responsible for policing, at the point of sale, the card type(s) of transactions it submits for processing by Processor. Should Provider submit a transaction for processing for a card type it has indicated it does not wish to accept, Processor may process that transaction and Provider will pay the applicable fees, charges, and assessments associated with that transaction. For Provider's convenience, a general description of VISA/MasterCard card types are:

a. Consumer Credit - a consumer credit card issued by a U.S. Issuer or a commercial credit card issued by a non-U.S. Issuer; this category does not include VISA or MasterCard branded signature-based debit cards.

b. Consumer Debit - a VISA or MasterCard branded signature-based debit card (including certain stored-value and prepaid cards).

c. Commercial - a VISA or MasterCard branded credit card issued by a U.S. Issuer that bears the descriptive term "Business Card", "Corporate Card", "Purchasing Card", "Fleet Card", or similar descriptive term indicated pursuant to the Operating Regulations.

Only if checked below, Provider wishes to be a Limited Acceptance Provider, which means that Provider will accept only the VISA/MASTERCARD card types indicated below:

☐ VISA Credit Cards

☐ VISA Debit Cards (signature based)

☐ MasterCard Credit

☐ MasterCard Debit Cards (signature based)

38. **Security Interest**. This Agreement will constitute a security agreement under the Uniform Commercial Code. Provider grants to Processor a security interest in and lien upon: (a) all funds at any time in the Account, regardless of the source of such funds, (b) all funds at any time in the Reserve Account, regardless of the source of such funds, (c) any amount which may be due to Provider under this Agreement, including but not limited to all rights to receive any payments or credits under this Agreement,(d) the proceeds thereof, and (e) Provider's interest in the Provider Merchant Agreements, including, without limitation, the amounts due to Provider from the Sub-merchants for fees and other amounts, and any reserves or delayed funds with respect to the Sub-merchants (collectively, the "Secured Assets"), to secure all of Provider's obligations under this Agreement. With respect to any Secured Assets maintained by Member Bank, Provider authorizes Member Bank to comply with all demands made by Processor with respect to the Secured Assets without further consent or direction from Provider, and Member Bank agrees to comply with the same. As such, Processor has control and a perfected security interest in the Secured Assets with Member Bank. Pursuant to Article 9 of the Uniform Commercial Code, as amended from time to time, Processor has control over and may direct the disposition of the Secured Assets, without further consent of Provider. Provider represents and warrants that no other person or entity has a security interest in the Secured Assets. With respect to such security interests and liens, Processor will have all rights afforded under the Uniform Commercial Code, any other applicable law and in equity. Provider acknowledges that Processor may file a UCC-1 Financing Statement against the Secured Assets. Provider will obtain from Processor written consent prior to granting a security interest of any kind in the Secured Assets to a third party. If a third party has an existing security interest in the Secured Assets, Provider agrees to obtain a waiver from such third party acknowledging Processor's prior preferred interest in a form satisfactory to Processor. In addition to the security interest in the Secured Assets, Processor shall have a contractual right of setoff against the Secured Assets. In addition to the

security interest in the Provider Merchant Agreements as set forth above, and in order to further secure all of Provider's obligations under this Agreement, Provider hereby collaterally assigns to Processor the Provider Merchant Agreements. This collateral assignment shall become a present assignment if both of the following conditions are met: (a) Provider defaults in its performance of any of its obligations under this Agreement and, where Provider is entitled to a cure period, the default also remains uncured at the end of the applicable notice period, and (b) Processor elects in writing to assume Provider's obligations under one or more of the Provider Merchant Agreements.

Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action by Processor or notation in the Processor's records, although Processor may enter such set off on its books and records at a later time. Provider warrants and represents that no other person or entity has a security interest in the Secured Assets. If a bankruptcy proceeding is filed by or against Provider under the Bankruptcy Code (whether the petition is filed voluntarily and/or involuntarily), it waives any applicable protection related to the automatic stay provisions of 11 U.S.C. §362 (or any replacement section) and consents to an appropriate reserve of funds being established between the parties pursuant to this Agreement or by Court Order.

39. **Modification of Agreement**. Except as provided in this Agreement, this Agreement including any addendum or schedule or exhibit hereto shall only be modified or amended by an instrument in writing signed by Provider and Processor. Any changes, additions, stipulations or deletions, including lining out, by Provider, except where indicated by a space to be filled in (e.g., the space for Provider's name and address), shall not be deemed to be agreed to or binding upon Processor unless agreed to in writing in the form of an amendment signed by each party hereto. Provider agrees that Processor may amend this Agreement upon notice to Provider via Processor's Service Delivery Process if such amendment is a requirement of applicable law or an Association and Processor has provided Provider with the longest reasonably possible delay for such change to take effect.

40. **Headings and Construction**. The headings used in this Agreement are inserted for convenience only and will not affect the interpretation of any provision. Provider and Processor each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' voluntary agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

41. **Authorization**. Each of the parties hereto represents and warrants on behalf of itself that it has full power and authority to enter into this Agreement; that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company or partnership or other appropriate authorizing actions; that the execution, delivery and performance of this Agreement will not contravene any applicable by-law, corporate charter, operating agreement, partnership or joint venture agreement, law, regulation, order or judgment; that execution, delivery and performance of this Agreement will not contravene any provision or constitute a default under any other agreement, license or contract which such party is bound; and, that this Agreement is valid and enforceable in accordance with its terms.

42. **Counterparts**. This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

43. **Facsimile and Electronic Signatures**. Provider and Processor agree that electronic signatures will have the same legal effect as original (i.e. ink) signatures and that an electronic, scanned, facsimile, or duplicate copy of any signatures will be deemed an original and may be used as evidence of execution

44. **Member Bank**. The Processor and Member Bank may jointly or individually assert or exercise any rights or remedies provided to Processor or Member Bank hereunder and any obligations of Provider to Processor shall also be deemed obligations of Provider to Member Bank. Processor and Member Bank reserve the right to allocate the duties and obligations assigned hereunder to Processor between themselves, as they deem appropriate in their sole discretion. Member Bank has certain obligations to Provider pursuant to the Operating Regulations. In the event of any conflict between this Agreement and the Operating Regulations on the subject of Member Bank's obligations, the Operating Regulations shall control. Processor is party to an agreement with Member Bank and under such agreement is authorized to provide the Services described herein. This Agreement shall be deemed accepted by Member Bank as of the date the first transaction is acquired under this Agreement. As of the commencement of this Agreement, Member Bank shall be Fifth Third Bank, an Ohio banking corporation, located in Cincinnati, Ohio. The Member Bank may delegate certain or all of its duties to an affiliate of the Member Bank at any time, without notice to Provider. The Member Bank may be changed, and its rights and obligations assigned to another party by Processor at any time without notice to Provider.

45. **American Express Program.**

Capitalized terms in this Section 45 are defined in the American Express Merchant Requirements. The following will only apply to Provider's participation in the American Express Program. This Agreement must be duly executed by an authorized representative who has authority to bind Provider. Provider must operate in a manner consistent with the American Express Brand and all applicable laws, and must comply with the following provisions:

- Provider must comply with the policies and rules set forth in the American Express Program Operating Regulations.
- The Provider Merchant Agreement between Provider and Sub-merchant must comply with the requirements provided in Chapter 8 of American Express Program Operating Regulations, the American Express Merchant Requirements set forth in Appendix B, and all applicable website requirements specified in these Operating Regulations.
- A prohibition on signing any merchant to accept Cards under the Program that is not a Sub-merchant Prospect (e.g., another Payment Service Provider) or processing transactions on behalf of another Payment Service Provider.
- Provider shall accurately describe Sub-merchant Prospect criteria in any type of communications, publications, promotional or marketing materials, whether internal, external, oral or written.
- Processor has the right to immediately terminate this Agreement or Sub-merchant Agreement for cause or fraudulent or other activity, or otherwise upon American Express' request.
- Provider assumes financial liability for all settlement activity on behalf of their Sub-merchants, including Chargebacks and Credits. Provider is also liable for all other acts, omissions, and Card Member customer service-related issues caused by the Provider's Sub-merchants.
- Provider shall (i) perform appropriate background and verification checks, credit checks, "know your customer", and anti-money laundering (AML) checks of all their Sub-merchants and their respective Significant Owners in accordance with applicable laws and otherwise as American Express may require, and (ii) provide American Express, on request, copies of policies governing these checks and otherwise respond to American Express' requests about performance of these checks.
- Provider and Sub-merchant(s) are prohibited from transferring financial liability by asking or requiring Card Members to waive their disputes rights.
- Provider shall only deposit Transactions from Sub-merchants within the United States, but not Puerto Rico, the U.S. Virgin Islands, or any other U.S. territory or possession.
- Provider must provide the names of owner(s) for each of their Sub-merchants who will be transacting on the American Express Network in accordance with the Merchant Data requirements in Section 5.4 of the American Express Program Operating Regulations.
- Provider must ensure that its Sub-merchants comply with the Program Merchant Data Security Requirements and PCI DSS, each as described in Chapter 15, "Data Security" of the American Express Program Operating Regulations.
- Provider must report all instances of a Data Incident immediately to Processor, and in no case later than twenty-four (24) hours after discovery of the incident.
- Provider must remove American Express Licensed Marks from a Provider's website and wherever else they are displayed upon termination of this Agreement or Provider's participation in the Program.
- Provider must include an express disclosure to Sub-merchants that American Express may use the information obtained in the Sub-

ATTACHMENT A – ESTIMATES AND PAYMENT FACILITATOR OBLIGATIONS

I. Annual Volume Estimates:

First Contract Year		
	Average $ Sale Transaction:	
	Annual # Sale Transaction	
	Annual # Refund Transactions:	
	Annual # Chargeback Transactions:	
Second Contract Year		
	Average $ Sale Transaction:	
	Annual # Sale Transaction	
	Annual # Refund Transactions:	
	Annual # Chargeback Transactions:	
Third Contract Year		
	Average $ Sale Transaction:	
	Annual # Sale Transaction	
	Annual # Refund Transactions:	
	Annual # Chargeback Transactions:	
Fourth Contract Year		
	Average $ Sale Transaction:	
	Annual # Sale Transaction	
	Annual # Refund Transactions:	
	Annual # Chargeback Transactions:	
Fifth Contract Year		
	Average $ Sale Transaction:	
	Annual # Sale Transaction	
	Annual # Refund Transactions:	
	Annual # Chargeback Transactions:	

Any and all transaction and dollar value targets under this Agreement shall include, without limitation, those of both Sub-merchants under Provider Merchant Agreements and those under Sub-merchant Agreements.

II. Provider's Obligations:

1. Provider agrees to provide Processor with the information needed to register Provider as a PSP and Payment Facilitator as set forth in the Operating Regulations and will maintain such registration through the term of this Agreement. Provider agrees to comply with all renewal and reporting requirements applicable to such registration. Provider understands and agrees that all fees required for its initial registration with the Associations and all renewal fees and other assessments associated therewith will be the sole responsibility of Provider.

2. Provider must provide comprehensive lists of names of principals and country of domicile for all of its Sub-merchants to Processor and/or to any Association, upon request. Such list shall include at minimum the primary contact name, business entity legal name and doing business as name, tax identification number, primary contact email address, Sub-merchant address, URLs (if applicable) and bank account information of all Sub-merchants, along with any other information required by Processor to support Provider as a PSP/Payment Facilitator and to allow Processor to meet its reporting obligations under the Operating Regulations.

3. Provider will perform due-diligence and underwriting of each Sub-merchant sufficient to form a reasonable basis to believe Provider knows the identity of the potential Sub-merchant and that the potential Sub-merchant is engaged in the business described in its application at or through the locations specified therein. Provider must maintain all Sub-merchant information and records that the Processor Risk Department requires, including without limitation, the information and records relating to Provider's due diligence of prospective merchants, including, without limitation, Know your customer and OFAC inquiries for a minimum of two years (or longer according to all applicable laws, government regulations and Operating Regulations). Provider agrees to provide such information and documentation to Processor as required by this Agreement or other instructions from Processor or upon Processor's request. Provider additionally agrees to provide Processor with any requested ownership information on Sub-merchants as required under the Operating Regulation.

4. Provider will board the Sub-merchants on Processor's systems in accordance with Processor's standard procedures. Provider will set up each Sub-merchant with a separate and distinct merchant identification number. The Sub-merchant must be the entity that provides the goods or services to the Cardholder.

5. Provider will perform risk monitoring functions on the Sub-merchants in accordance with the Operating Regulations and Rules Summary.

6. Provider will immediately notify Processor of any Sub-merchant disputes or other matters that require escalation to Processor and will forward any notices received by Provider pursuant to a Sub-merchant Agreement immediately to Processor.

7. Provider is financially liable for transactions entered on behalf of Sub-merchants, as well as responsible for any disputed transactions, credits, or customer service-related expenses in connection with the Sub-merchant, and hereby guarantees those transactions. Provider further represents and warrants this guaranty of transactions applies to all current and future Sub-merchants, whether or not such merchants are required to enter into direct payment processing agreements with Processor in accordance with paragraph 8 below. Provider agrees that Provider, and not Processor or Member Bank, shall be responsible for resolving any issues, problems, or disputes with Sub-merchants.

8. Provider represents and warrants that, in the event that any Sub-merchant is anticipated to process more than $1,000,000 in Visa transactions and/or $1,000,000 in MasterCard transactions in any 12 month period, Provider will require the Sub-merchant to execute a direct processing agreement with Processor ("Sub-merchant Agreement"), in the form provided by Processor, and will provide Processor with a copy of such agreement.

9. Provider must have an agreement with each Sub-merchant in connection with the services set forth in this Agreement ("Provider Merchant Agreement") prior to submitting transactions to Processor on that Sub-merchant's behalf. Provider acknowledges and agrees that each Provider Merchant Agreement must contain certain requirements, including but not limited to Card acceptance and website requirements, as specified in the Operating Regulations or as required by Processor. Provider agrees to amend the Provider Merchant Agreement if required to add additional Operating Regulations or as may be directed by Processor. The Provider Merchant Agreement must not interfere with or lessen the right of Provider, Processor, Member Bank, or the Associations to terminate the Provider Merchant Agreement at any time. Provider further agrees that it will ensure that each Sub-merchant is at all times in compliance with its Provider Merchant Agreement.

10. Upon Processor's request, Provider will provide Processor and/or its designee, on the interval requested by Processor, the Association outgoing details (sales, chargebacks, representments, rejects, one sided rejects, etc.) and Association settlement reports. Provider shall also provide Processor in the event Processor is not otherwise notified, with prompt notice as to any reports or communications from the Associations relative to the actual or threatened assessment of any, fines, and penalties to be charged by an Association to Provider or any Sub-merchant. Provider further agrees that it will take all steps necessary to assist Processor in complying with Processor's obligations arising under the Operating Regulations and applicable laws related to the settlement of such transactions, including but not limited to filing of quarterly or other reports required under the Operating Regulations and the payment of assessments, chargebacks and fees in connection with transactions processed under this Agreement.

11. Provider will immediately notify Processor if any third party provides any of the below services in connection with this Agreement:

I. Marketing services;
II. Creation or communication of pricing to Sub-merchants;
III. Gathering or otherwise assisting in the collection and transmission of Sub-merchant information;
IV. Sub-merchant underwriting or risk monitoring;
V. Sub-merchant settlement; and
VI. Sub-merchant customer service.

Provider further acknowledges and agrees that such third party will not be the Sub-merchant and the use of a third party does not modify Provider's obligation to have a Provider Merchant Agreement with each Sub-merchant.

12. Provider Obligations Regarding Sub-merchants

I. Provider agrees that all transactions Submitted to Processor on behalf of a Sub-merchant shall be in a format and manner specified by Processor and that all Billing Descriptors, Merchant Category Code, Reporting Entities and other required indicators to identify Sub-merchant or transaction type are accurate and up-to-date.

II. Provider will take all actions necessary to assure Sub-merchants are compliant with Association standards, regulations, best practices and recommended guidelines on an ongoing basis, including but not limited to monitoring all Sub-merchant activity and assuring Sub-merchants do not commit any Prohibited Actions outlined herein. Further, Provider will ensure that the Sub-merchants comply with PCI requirements.

III. Funds received by Provider from Processor in accordance with this Attachment A must only be used for distribution to Sub-merchants, and Provider must pay each Sub-merchant for all transactions submitted to Processor on that Sub-merchant's behalf, minus all agreed upon fees, reserve amounts, refunds, chargebacks, fines and other agreed upon deductions.

IV. Provider must supply Sub-merchants with all information necessary to submit transactions in accordance with Association standards (including proper use of Association trademarks), and applicable laws and regulations.

V. Provider agrees to immediately terminate a Sub-merchant upon request from Processor, Member Bank, or the Associations.

VI. Provider agrees that the prohibited actions described below ("Prohibited Actions") are actions which may mislead, disadvantage, defraud or damage any, or all of, the following entities; (a) a Cardholder; (b) the issuing bank; (c) the settlement bank; (d) the Association's (e) Processor or (f) the Member Bank. Provider agrees that it must take all available steps and precautions to prevent fraud, theft, or misappropriation of Cardholder data. Provider agrees that it will not take any of the following Prohibited Actions and it will not permit any Sub-merchant or third party under its control to take the following actions in any situation where it has knowledge of such actions. The Provider is deemed to be responsible for and to control the conduct of its employees, contractors, Sub-merchants, and representatives.

(i) Sale Transactions. Provider will not submit any sales transaction to Processor:

a. That adds any surcharge to the transaction, except to the extent authorized by the Operating Regulations or applicable law.
b. That adds any tax to the transaction, unless applicable law expressly allows for the Provider to impose a tax. Any tax amount, if allowed, must be included in the transaction amount and not collected separately.
c. That represents the refinancing or transfer of an existing Cardholder obligation that is deemed to be uncollectible or arises from the dishonor of a Cardholder's personal check or from the acceptance of a Card at a terminal that dispenses scrip.
d. That is not a valid transaction between the Provider or Sub-merchant and a bona fide Cardholder.
e. That Provider or Sub-merchant knows or should have known to be fraudulent or not authorized by the Cardholder, or that it knows or should have known to be authorized by a Cardholder colluding with the Provider or Sub-merchant for a fraudulent purpose.
f. Until after the products are shipped the services are performed, and/or the Provider or Sub-merchant has completed the transaction, unless the Provider or Sub-merchant has obtained Cardholder consent for a recurring transaction.
g. Where a valid authorization was required but not obtained.
h. Where multiple authorizations for amounts less than the total sale amount have been obtained.
i. Which results in a disbursement of cash or cash equivalent to a Cardholder.
j. That establishes a maximum dollar sale transaction amount, except to the extent authorized by the Operating Regulations.

(ii) Refund Transactions. Provider will not submit any refund transaction to Processor:

a. That does not correlate to an original sales transaction from the Cardholder.
b. That exceeds the amount shown as the total on the original sale transaction, unless the excess represents the exact amount required to reimburse the Cardholder for postage paid by the Cardholder to return merchandise in accordance with a policy applied consistently by the Provider or the Sub-merchant to all its customers.
c. For returned products that were acquired in a cash purchase from the Provider or Sub-merchant.
d. That would cause an overdraft.
e. More than three (3) business days following either: (i) a regulatory requirement granting a Cardholder's right to a refund; or (ii) a non-disputed Cardholder request.

(iii) Other Prohibited Activities. Provider will not and will insure each Sub-merchant does not:

a. Use any Cardholder data or other transaction data received from Provider, a Sub-merchant or Processor for any purpose not authorized by this Agreement and the Provider Merchant Agreement.
b. Disclose any Cardholder data or other transaction data to any entity except for necessary disclosures to affected Cardholders, and through Processor to affected Association entities.
c. Provide to Processor any inaccurate, incomplete, or misleading information.
d. Fail to provide Processor with timely notification of events that have caused or could cause material changes in the Provider's or Sub-merchant's ability to fulfill its obligations under the Provider Merchant Agreement, including but not limited to (i) adverse changes in the Provider's or a Sub-merchant's financial health; (ii) adverse changes in the Provider's or a Sub-merchant's business conditions or environment; or (iii) actions by governmental or non-governmental agencies.
e. Transfer or attempt to transfer, or allow Sub-merchants to transfer or attempt to transfer, its financial liability by asking or requiring Cardholders to waive their dispute rights.
f. Submit transactions on behalf of another entity that the Associations would consider a sub-ISO, Payment Service Provider (PSP), Payment Facilitator, or other third party payment provider.
g. Submit transactions for entities that do not have their principal places of business in the United States.

VII. Investigations. Provider will promptly notify Processor in the event Provider becomes aware of any unusual or suspicious activity regarding a Sub-merchant and will cooperate with Processor, Member Bank and the Associations, as applicable, in connection with any investigation of the Sub-merchant's background or activity.

ATTACHMENT B – PAYMENT FACILITATOR UNDERWRITING GUIDELINES

It is Provider's responsibility to underwrite all Sub-merchants to assure they are bona fide businesses prior to submitting those Sub-merchants' transactions to Processor. Before entering into, extending, or renewing an agreement with a Sub-merchant, Provider must verify that the Sub-merchant is a bona fide business, has sufficient safeguards in place to protect cardholder and transaction information permitted by the Operating Regulations to be captured from unauthorized disclosure or use, complies with applicable laws, and that each transaction submitted by the Sub-merchant will reflect bona fide business between the Sub-merchant and a cardholder.

In determining whether the Sub-merchant is a bona fide business, Provider must verify, at a minimum, that all of the following have been completed:

1. Credit check, background investigations, and reference checks of the Sub-merchant. If such investigation raises questions or does not provide sufficient information, the Provider also must conduct a credit check of:

   a. the owner, if the entity is a sole proprietor
   b. the partners, if the entity is a partnership
   c. the principal shareholders, if the entity is a corporation

2. Inspection of the Sub-merchant's premises or web sites and records to ensure that it has the proper facilities, equipment, inventory, agreements, and personnel required and if necessary, license or permit and other capabilities to conduct business. If the entity has more than one set of premises or web site, Provider must inspect at least one of them.

3. Assure Sub-merchants have appropriate security policies, procedures and processes in place to accept cardholder data, including, but not limited to, compliance with the Payment Card Industry Data Security Standards ("PCI DSS") and Payment Application Data Security Standards ("PA DSS") standards.

4. Requesting that Processor conduct MATCH (MasterCard Member Alert to Control High-risk Merchants) and TMF (Terminated Merchant File) inquiries regarding each Sub-merchant prior to entering into a Provider Merchant Agreement.

5. Perform OFAC searches on all potential Sub-merchants prior to entering into a Provider Merchant Agreement.

6. Assure that the Sub-merchant's principal place of business is located in the United States.

7. Provider must retain all records concerning the investigation of any entity with which it has entered into a Provider Merchant Agreement for a minimum of two years (or longer according to all applicable laws, government regulations and Operating Regulations) after the date the Provider Merchant Agreement is terminated or expires.

8. Verification that the Sub-merchant is the entity or organization that the Cardholder is relying on and contracting with for delivery of the goods and/or services and it is clear and conspicuous to the Cardholder of such Sub-merchant's obligations.

Sub-Merchant KYC Check Tiers: Processor offers the following Sub-Merchant KYC Check Tiers to assist in Provider's "Know Your Customer" ("KYC") compliance checks. Processor may, in its sole discretion select the most suitable KYC Check Tier, the Processing Fees for which shall be reflected in Schedule A - Payment Facilitator Price Schedule.

Basic Sub-Merchant KYC Check Tiers: This package includes the following services:

- Near-instantaneous Sub-Merchant Registration via Processor's proprietary API
- Office of Foreign Assets Control (OFAC) check of Sub-Merchant principals
- Match File check of Sub-Merchant company/principal names
- Quarterly preparation of Association PSP/Payment Facilitator reports by experienced Processor compliance professionals

Premium Sub-Merchant KYC Check Tiers: This package includes all of the Basic above services plus the following:

- Additional Sub-Merchant identification data that assists Merchant in complying with federal KYC requirements

Premium Plus Sub-Merchant KYC Check Tiers: This package includes all of the services included in both the Basic and Premium packages above, plus the following:

- An experienced underwriting analyst performs additional Sub- Merchant validation subsequent to automated OFAC and identification verification.

Approved Sub-merchants:
The following merchant types are approved by Processor to be "Sub-merchants", provided such merchant also meet the underwriting guidelines:

- 5734, 5977, 5999, 8398

All other merchant types are not approved to be Sub-merchants. Provider will not solicit or sign agreements with any other merchant type without the express written approval of Processor:

Special provisions for Sub-merchant processing or anticipated to process greater than $1,000,000 in Visa transactions and/or $1,000,000 in MasterCard transactions per year for any particular Association ("Benchmark Merchants"):

If a Sub-merchant that is approved in accordance with the provisions set forth herein is processing or anticipated to process greater than $1,000,000 in

Visa transactions and/or $1,000,000 in MasterCard transactions per year for any particular Association, upon submission by Provider to Processor of the agreement between Processor and such Sub-merchant required pursuant to Section 8 of Attachment A, Provider shall also be required to submit to Processor its documentation supporting such approval. In addition to Processor's right to terminate any Sub-merchant at any time, Processor reserves the right to terminate or deny approval of any Benchmark Merchant that it determines in its discretion does not meet the Processor's underwriting guidelines.

In addition to Processor's underwriting guidelines, Provider acknowledges that the below restrictions apply to the identified merchant types. If there is a conflict between the terms of this Attachment B and Processor's underwriting guidelines, the terms of this Attachment B will control.

Sub-merchants Requiring Pre-Approval
Provider shall not solicit or sign agreements with merchants or Sub-merchants (i) in any of the following categories/businesses, or (ii) engaging in any of the following activities unless the Provider is entering into a broad based program with a recognized referral, technology or marketplace partner that specializes in these types of activities or businesses and such program is pre-approved by Processor in its sole discretion:

- Age Restricted Products or Services
- Any merchant where the anticipated % of International Card Sales is expected to be greater than 20% of total sales
- Bail Bond Services or Bankruptcy Lawyers
- Career Placement or Advice Center Merchants
- Crowd Sourced Fundraising, as defined by Processor from time to time, except however, Crowd Sourced Fundraising shall not be allowed for the purchase of stock or equity, a promise is made to deliver a good or service in the future, or there is no consideration in return for the payment or donation
- Dating Services
- Delayed Delivery Merchants where the good or service the merchant is providing the cardholder is not shipped, delivered or fulfilled when the card transaction is processed but is to occur at a future date
- Online Personal Computer Technical Support
- Personal Enhancement Products and/or Nutraceuticals
- Psychic Services
- Shipping or Forwarding Brokers
- Travel Agencies or Tour Operators

Prohibited Merchants
Provider shall not solicit or sign agreements with merchants or Sub-merchants (i) in any of the following categories/businesses, or (ii) engaging in any of the following activities (as may be updated by Processor in its sole discretion from time to time):

Activities Prohibited by Processor or Operating Regulations, as may be amended from time to time:

- Any product, service or activity that is deceptive, unfair, predatory or prohibited by one or more Card Brands
- Any merchant selling goods or services that represent a violation of any law, statute or regulation
- Any merchant operating outside the United States
- Any merchant or Sub-merchant submitting sales for payment that resulted from another commercial entity providing goods or services to the cardholder, including those businesses that may otherwise qualify themselves as a Payment Service Company or Payment Facilitator
- Any merchant selling products that infringe on the intellectual property rights of others, including counterfeit goods or any product or service that infringes on the copyright, trademark or trade secrets of any third party, such as many Cyberlockers
- Any merchants accepting a card as payment for a dishonored check or for an item deemed uncollectible by another merchant
- Loan payments conducted on a Visa branded credit card

Prohibited by Processor and Association for Payment Service Providers/Payment Facilitators, or is considered by Association as High-Brand Risk Merchant, as may be amended from time to time by Processor or Association, including:

- Adult entertainment and/or adult content websites including Electronic Commerce adult content (videotext) merchants that would include MCC's 5967,7273 and 7841
- Buyer Clubs/Membership Clubs
- Direct Marketing: Continuity or Subscription services or merchants including MCC 5968 and 5969
- Direct Marketing-Travel Related Arrangement Services including MCC 5962
- Direct Marketing-Inbound Telemarketing including videotext services and MCC 5967
- Gambling Activities and Establishments including MCC 7995, including lotteries, internet gaming, daily fantasy sports, contests, sweepstakes, "special incentives" or offering of prizes as an inducement to purchase goods or services
- Infomercial merchants
- Internet Pharmacies
- Multi-Level Marketing Businesses
- Outbound Telemarketers and Telecom merchants including MCC's 4814,4816, and 5966
- Payment Facilitators
- Rebate-Based Businesses
- Up-Selling merchants

Prohibited by Processor, as amended by Processor from time to time:

- Any merchant that accepts a card at a scrip-dispensing terminal
- Airlines including Charter Airlines
- Bestiality
- Bidding Fee Auctions including Penny Auctions
- Brand or Reputational damaging, potential or otherwise, activities including Bestiality, Child Pornography, Escort Services, Mail Order Brides, Occult
- Collection Agencies
- Commodity Trading or Security Trading

- Credit Counseling or Credit Repair Services
- Credit Protection or Identity Theft Protection Services
- Cruise Lines
- Currency Exchanges or Dealers
- Debt Elimination, Debt Reduction or Debt Consulting Services
- Digital Wallet or Prepaid Companies
- Discount Buying Memberships/Clubs
- Discount Medical or Dental plans including Discount Insurance
- Discount Coupon merchants or Online Sites
- Distressed Property Sales and/or Marketing
- Drug Paraphernalia
- e-Cigarettes
- Firearms and weapons including Ammunition
- High interest rate non-bank consumer lending including, but not limited to, payday lending and title loans
- Investment or “get rich quick” merchants, businesses or programs
- Marijuana dispensaries and related products or services
- Money Transfer, Wire Transfers, Money Orders, Transmitters, and Check Cashing including merchants required to be registered as Money Service Business
- ”Negative option” marketing, renewal, or continuity subscription practices; marketing activities involving low-dollar trails, “pay only for shipping”, and/or “free trial” periods after which a credit card is periodically and/or a significantly larger amount
- Pawn Shop
- Prepaid Phone Cards
- Prepaid Phone Services
- Pseudo Pharmaceuticals
- Quasi Cash or Stored Value
- Real Estate Flipping
- Sale of Mobile Minutes
- Selling or Sales of Social Media Activity
- Sports Forecasting or Odds Making
- Substances designed to mimic illegal drugs
- Timeshares including resale’s and related marketing
- Transacting Virtual Currency or credits that can be monetized, re-sold or converted to physical or digital goods or services or otherwise exit the virtual world
- Tribal Entities

ATTACHMENT C – SETTLEMENT

Provider agrees to immediately modify its processes and systems to be in compliance with this Attachment C.

I. The terms of this Attachment C do not modify Provider's due diligence obligations, including, without limitation, Provider's responsibility to satisfy all applicable anti-money laundering (AML) policies. Provider acknowledges and agrees that Processor is relying on Provider to validate the bank account information provided by the Provider to the Processor. Provider will ensure that each Sub-merchant authorizes Processor to initiate credit and debit ACH entries to the Sub-merchant's bank account.

II. Provider will be assessed fees for each funds disbursement to a Sub-merchant and for each such funding failure (i.e. Processor's attempt to credit or debit the Sub-merchant's bank account fails for any reason) and/or for each notification of change received by Processor in connection with an ACH attempt.

III. During the term of this Agreement and for no less than one year thereafter, Provider will maintain a positive balance in the Account at all times sufficient to accommodate all funding required by this Agreement. If at any time a deficit balance exists in the Account, Processor shall give Provider written notice of such deficit and Provider shall have two (2) business days to cure such deficit. Without limiting Provider's obligation to fund the Account as outlined in the first sentence of this Section, Processor reserves the right to require that Provider maintain a minimum balance in the Account in an amount to be reasonably determined by Processor. Any fees, interest expenses or other expenses with respect to the Account will be the sole responsibility of Provider and will be paid directly by Provider.

IV. To the extent allowed for or required by applicable law, Processor will issue 1099-Ks to the Sub-merchants in connection with funds settled by Processor directly to the Sub-merchants. Provider will pay the fee agreed to in Schedule A and/or A-1 for such issuance.

V. Without limiting the generality of any other provision of the Agreement, Provider shall comply with Processor's and Member Bank's security procedures and any other requirements, including data retention and record-keeping requirements.

VI. Processor has established a partitioned credit limit for eCheck activity. In the event Provider receives eCheck Services from Processor, Processor may limit Provider's eCheck activity under this Agreement if necessary to maintain such limit. Provider acknowledges and agrees that Processor may at any time determine to restrict the amount or type of transactions Processor is willing to accept based on standards established and administered by Processor in its sole discretion. Processor and/or Member Bank may reject any ACH entry ("Entry") which does not comply with the requirements of the Agreement, the NACHA Operating Regulations, applicable law or Member Bank's or Processor's requirements and specifications. Provider has no right to cancel or amend any Entry after its receipt by Processor or Member Bank. Provider is responsible for payment for an Entry even if the Entry is erroneous or is a duplicate Entry and regardless of whether Provider was the source of the error or duplicate Entry. Provider agrees not to initiate any Entry or other transaction in violation of applicable law.

(a) If Provider receives eCheck Services from Processor, Provider must obtain the authorization of the applicable individual, corporation or other entity that has authorized an Originator (defined below) to initiate a credit or debit Entry to a transaction account held at a RFDI ("Receiver") before the corresponding Entry is transmitted to Processor, to the extent and in the manner required by applicable law and the NACHA Operating Regulations. Provider will provide Processor with copies of any such authorizations upon request. Provider will maintain the original or a copy of each authorization for such period of time as may be required by the Operating Regulations or applicable law, whichever is longer. Provider will provide copies of documents to Processor and to retain copies of documents in accordance with the NACHA Operating Regulations.

(b) Provider acknowledges and agrees that, if an Entry describes the Receiver inconsistently by name and account number, payment of the Entry transmitted by Member Bank to the Receiving Depository Financial Institution ("RDFI") may be made by the RDFI on the basis of the account number supplied by Provider, even if it identifies a person different from the named Receiver, and that Provider's obligation to pay the amount of the Entry to Processor and/or Member Bank is not excused in such circumstances. If Provider receives a Notification of Change ("NOC") Entry or corrected Notification of Change ("Corrected NOC") Entry, Provider shall ensure that changes requested by the NOC or Corrected NOC are made by, or on behalf of, the individual, corporation or other entity that initiated the entry into the ACH network ("Originator") within six (6) banking days of Provider's receipt of the NOC information or prior to initiating another entry to the Receiver's account, whichever is later. Provider shall retain data on file adequate to permit remaking of Entries, and shall provide such data to Processor upon its request.

(c) Each time Provider transmits an Entry to Processor or Member Bank, Provider represents and warrants to Processor and Member Bank that:

- The Originator has authorized Provider to transmit Entries to Processor and Member Bank on behalf of Provider, in a manner that complies with the NACHA Operating Regulations, for processing and transmittal by Processor and Member Bank through the ACH system, which authorization has not been terminated and is in full force and effect, and Provider has agreed to make payment for any credit Entries originated and for any debit Entries returned by the RDFI;
- Provider agrees to be bound by the NACHA Operating Regulations and to not initiate transactions in violation of United States law, and agrees to assume the responsibilities and perform the obligations of an Originator under the NACHA Operating Regulations;
- Each Receiver of an Entry has authorized, in a manner that complies with the requirements of the Operating Regulations, Provider, or an agent of Provider, to initiate the Entry, and no such authorization has been revoked;
- Provider has no knowledge of the revocation of the Receiver's authorization or the termination of the agreement between the RDFI and the Receiver concerning the Entry; and
- The Entry accurately reflects the entry data furnished to Provider and does not violate any agreement between Originator and Provider.

VII. Without limiting the generality of anything in the Agreement, Provider will be liable for, defend, hold harmless, and will indemnify Processor from and against all claims, losses, liabilities, damages, fines, fees, assessments, expenses (including attorneys' and collection fees and expenses) and other costs resulting from (i) inaccuracies in the Sub-merchants' bank account information provided to Processor, (ii) any instructions from Provider regarding the release or holding of Sub-merchants' settlement funds, and/or (iii) any breach by Provider of its obligations under the Agreement including this Attachment C or any misrepresentation by Provider under this Attachment C.

VIII. Dynamic Payout:

"Dynamic Payout" shall mean the program described in this Section VIII that allows Processor to disburse Visa, MasterCard, Discover, American Express and eCheck settlement funds directly to the receiving entities (for only Associations and payment types as determined by Processor in its sole discretion) and to collect amounts owed, including without limitation, fees, chargebacks and refunds, from the receiving entities. In addition to the other terms set

forth in the Agreement and this Attachment C, the terms of this Section shall apply to the Dynamic Payout program.

A. Processor has a special agency account at Member Bank for merchant settlement (the "Merchant Settlement Account"), which will be owned by Processor or Member Bank, to receive settlement from Associations daily. Processor may determine whether the Merchant Settlement Account is owned by Processor or Member Bank based upon Processor's assessment of regulatory and/or risk management factors. Processor or Member Bank, as the case may be, shall own and control, in all respects, funds in the Merchant Settlement Account. Provider agrees it has no right, title or interest in the Merchant Settlement Account, any funds on deposit in such account or any funds in the possession of, or in transit to or from, Processor, Member Bank or any affiliate thereof.

B. Processor will initiate debits from and/or credits to the Merchant Settlement Account as instructed by Provider and in accordance with Processor's standards. Processor will initiate payment to receiving entities, subject to the terms and conditions of this Agreement, the Operating Regulations, and applicable law; provided that if the funds received from the Associations in connection with this Agreement are insufficient to satisfy the amount to be funded, Provider shall prefund the Merchant Settlement Account in an amount sufficient to satisfy such payments. In order for Processor to effect the settlement of amounts due receiving entities such as Sub-merchants and the receipt of amounts due from receiving entities (i.e., at the Sub-merchant account level) via ACH through the Federal Reserve, Provider and/or its designees shall first provide Processor and/or its designee, including, without limitation, an affiliate, with funding instruction files, at such time and in such form as required by Processor. Processor shall advise Provider on the data fields required from Provider in such form instruction file. Provider will provide Processor with the funding instruction file on or before the deadline provided by Processor to Provider. Provider shall provide Processor and/or its designee with reports and other information for the reconciliation of the Merchant Settlement Account if requested by Processor. At all times during the term of this Agreement, Provider shall ensure that the Merchant Settlement Account has sufficient funds associated with this Agreement to satisfy Provider's funding instructions. If the funds in the Merchant Settlement Account related to this Agreement are insufficient to satisfy any daily funding instructions, Processor may, in its sole discretion, (a) refuse to disburse any settlement funds as a result of Provider's daily funding instructions and/or (b) debit the Account (as defined in Section 19 of the Agreement) and deposit such funds in the Merchant Settlement Account in an amount sufficient to satisfy the daily funding instructions. If Processor incurs any fees, interest expenses or other expenses with respect to funding any deficit in the Merchant Settlement Account, such amount shall be reimbursed by Provider, on demand by Processor, at Processor's standard cost of funds rate. Provider shall also provide Processor with prompt notice as to any reports or communications from the Associations to Provider and/or any Sub-merchant relative to the actual or threatened assessment of any, fines, and penalties to be charged by an Association to Provider or any Sub-merchant. Processor and Provider will mutually agree upon the provision of reporting and exchange of data as may be required by Provider to monitor and manage the activity relative to the Merchant Settlement Account including any transfers to and from the Merchant Settlement Account. Provider further agrees that it will take all steps necessary to assist Processor in complying with Processor's and Member Bank's obligations arising under the Operating Regulations and applicable laws related to the settlement of such transactions, including but not limited to filing of quarterly or other reports required under the Operating Regulations and the payment of assessments, chargebacks and fees in connection with transactions processed under this Agreement.

C. Subject to the terms of this Agreement, and only if Provider and Processor have agreed that American Express transactions will be settled through Processor's platform, Processor will receive settlement funds from American Express and will deposit such funds as received by American Express into the Merchant Settlement Account. Processor shall not be responsible for any reporting of Conveyed American Express transactions or settlement nor shall Processor be responsible for any discrepancies in the amount of American Express settlement. Provider must work out any disputes with American Express directly. For clarification purposes, "Conveyed" shall mean the settlement services whereby Processor provides authorizations and forwards the transactions to the Associations after which Processor and Member Bank shall have no further liability.

IX. Same Day Funding:

Processor will provide a funding method using its Dynamic Payout program, which provides one additional funding instruction submission window per business day, enabling ACH payout on the same business day as submission ("Same Day Funding").

With the Same Day Funding enhancement, Provider can submit a funding instruction batch file after 7:00 PM ET, and prior to 11:00 AM ET and the funds will move the same business day. Submissions that fall within these times and meet the following conditions will be processed the same business day. Should Processor, at its discretion, add additional submission windows at a later date, Provider will receive advance notification of such additional window(s).

- The batch should include applicable transactions, which at this time may not include any transaction exceeding $25,000. Any single funding transaction exceeding $25,000 will be processed by the ODFI as next day, regardless of inclusion in the Same Day Funding batch. All Same Day Funding Fees will apply to any transactions in the Same Day Funding batch, regardless of whether the transaction qualifies for Same Day Funding. When additional applicable transactions or higher per- transaction dollar limits, are made available by the Federal Reserve and NACHA, the Provider will receive advance notification that those additional transaction types, if included in the same-day batch, will be processed.
- Batches submitted outside the allowed windows will be processed as next day funding instructions.
- Provider must comply with all instructions and guidelines provided by Processor related to the Same Day Funding files. Without limiting the generality of the preceding sentence:
  - Provider must set the same day funding attribute of the batch request to "True."
  - Provider must submit a separate batch file for Same Day Funding separately from the batch files submitted for standard (next day) funding. Provider must distinguish for each batch whether it is for same-day funding or next-day funding.
  - It would be an optional attribute at the batch level for funding instruction. The attribute will be called "Same Day" with a value or true or false. i.e. Provider sends us a Funding Instruction Batch with an attribute "SameDayFunding" in batch Request of XML version 11.3 or newer
- All terms and conditions applicable to the Dynamic Payout program will continue to apply to Same Day Funding.

X. FastAccess Services.

Pursuant to Association rules, and provided that Sub-merchant's card issuing bank participates in a push payment program, Processor will provide an additional funding method within its Dynamic Payout program designed to disburse net proceeds from card processing under the Agreement to a qualified debit card account. FastAccess Services are designed to permit Processor, through Member Bank and at Provider's direction, to initiate credits to a Sub-merchant's designated US-issued Visa or MasterCard card account.

Provider represents and warrants that it has certified with Processor for next-day ACH Dynamic Payout services, at a minimum, and is an Originator as defined in the Operating Regulation and meets all the Association requirements thereof and for domestic funds disbursement, including any registration requirements imposed by Processor or any Association. Provider is wholly responsible for designing and implementing all corresponding processes necessary to receive FastAccess Services from Processor, including obtaining any necessary authorizations from its Sub-merchants prior to enrolling them in FastAccess Services. Provider shall make all necessary changes or updates to its systems or procedures at no cost to Processor, including in the event Processor updates the FastAccess Service in response to an Association's rule change, Operating Regulations or any other reason. Provider acknowledges and agrees that Instructions that are not in conformity with Processor's then-current specifications; Instructions which may be in contravention of law or

Operating Regulation; or Instructions that attempt to draw upon, or if executed will cause, a negative balance in the Merchant Settlement Account or any Dynamic Payout account will be rejected at Processor's sole discretion. Notwithstanding anything contrary in the Agreement, Provider authorizes Processor to off-set push payment transactions against daily sales transactions, settlement funds and/or against any reserve amount, at Processor's sole discretion. Processor shall have no obligation for Provider or Sub-merchant's inability to receive the services that result from Provider's failure to change or update its systems accordingly, and shall have no liability resulting from (i) inaccuracies in the Card account information or Instructions provided to Processor by Provider, (ii) it executing any instructions from Provider regarding the release or holding of Sub-merchants' funds including where such instructions are in violation of law or Operating Regulations, and/or (iii) any breach by Provider of its obligations under the Agreement including this Attachment C, or any misrepresentation by Provider under this Attachment C.

FastAccess Services are subject to the terms and restrictions of the Operating Regulations and other Association requirements for push payment transactions, the Processor's and/or Member Bank's standards (which may be updated from time to time) as well as the terms, restrictions and conditions in this Agreement which include:

a. Limits. Card issuers may set daily, rolling seven (7) day, or rolling thirty (30) day limits on FastAccess Service transaction counts and/or transaction amounts or other limits regarding the receipt of push payment transactions that are beyond the control of Processor, Member Bank and/or Provider and that may impact the intended results of FastAccess Services.
b. Limitations on Availability of FastAccess Service. FastAccess Services are not supported by all Card issuers. Further, certain financial institutions may delay the posting of credits from the FastAccess Services. Should additional applicable transactions or higher per-transaction dollar limits, be made available, Provider will receive notification when those additional programs and/or use-cases have become available and may be processed, pursuant to all necessary registration with the Associations; the completion of any additional documentation; and subject to any additional Processor terms, conditions or standards, as applicable.

Should Processor determine, in its sole discretion, that a breach of this Attachment by Provider leads to or has the potential to lead to a violation of Operating Regulations, or law or the rules or regulations of any governmental agency, federal, state, local or otherwise, Processor shall have the option to immediately cease providing the FastAccess Services and/or to terminate the Agreement per the applicable terms of the Agreement. Provider acknowledges and agrees that the Associations and/or Processor may at any time change or remove any of the attributes, standards, requirements or functional specifications related to the push payment services and/or the FastAccess Services, or withdraw such service in whole or in part. Such change, amendment or withdrawal of the FastAccess Service shall not constitute a breach of the Agreement.